   As filed with the Securities and Exchange Commission on June 15, 2001


                                                 Registration No. 333-51954

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              Amendment No. 1


                                    to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         CONTROL DELIVERY SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                ---------------

         Delaware                     2834                   06-1357485
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     Jurisdiction of      Classification Code Number)  Identification Number)
     Incorporation or
      Organization)

                              313 Pleasant Street
                         Watertown, Massachusetts 02472
                                 (617) 926-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                           Thomas J. Smith, Chairman
                         Paul Ashton, President and CEO
                         Control Delivery Systems, Inc.
                              313 Pleasant Street
                         Watertown, Massachusetts 02472
                                 (617) 926-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
          Mary E. Weber, Esq.                    R. W. Smith, Jr., Esq.
              Ropes & Gray                 Piper Marbury Rudnick & Wolfe LLP
        One International Place                    6225 Smith Avenue
      Boston, Massachusetts 02110              Baltimore, Maryland 21209
             (617) 951-7000                          (410) 580-3000
          (617) 951-7050 (fax)                    (410) 580-3001 (fax)

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        Title of                             Proposed       Proposed
       each class                            maximum        maximum      Amount of
     of securities          Amount to     offering price   aggregate    registration
    to be registered     be registered(1)  per share(2)  offering price   fee (3)
--------------------------------------------------------------------------------
Common Stock, $0.01 par
 value per share........    6,210,000         $15.00      $93,150,000     $24,425

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 810,000 shares of Common Stock issuable upon exercise of the underwriters' over-allotment option.


(2) Estimated solely for the purpose of calculating the amount of the registration fee; based on a bona fide estimate of the maximum offering price per share of the securities being registered in accordance with Rule 457(a) of the Securities Act of 1933.


(3) Of this amount, $22,770 has been previously paid.


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Subject to Completion, Dated        , 2001

Control Delivery Systems, Inc.

[LOGO OF CDS APPEARS HERE]

[LOGO]


--------------------------------------------------------------------------------

 5,400,000 Shares


 Common Stock

--------------------------------------------------------------------------------

 This is the initial public offering of Control Delivery Systems, Inc. We are offering 5,400,000 shares of our common stock. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "CDSY."


 Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                                                                Per Share Total
  Public offering price                                           $       $
  Underwriting discounts and commissions                          $       $
  Proceeds, before expenses, to Control Delivery Systems, Inc.    $       $


 We have granted the underwriters the right to purchase up to 810,000 additional shares of common stock to cover over-allotments.


 Deutsche Banc Alex. Brown
                         Banc of America Securities LLC
                                                                        SG Cowen

 The date of this prospectus is       , 2001.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

+                                                                              +
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission is declared effective. This + +preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

   [The inside front cover of the prospectus will include the following graphics.


   The background of this page is blue. The upper right portion of the page displays two photographs of our Aeon implant. The photograph to the left shows the Aeon next to a pencil and the photograph to the right shows the Aeon sitting on a human thumb. Immediately below the photographs, on the right half of the page, is the following text: "Control Delivery Systems' products are designed to increase the efficacy of drugs and eliminate side effects caused by systemic drug administration by delivering a drug directly to a target site, at a controlled rate, for a predetermined, extended period of time." To the left of these words, in the background, are the letters "CDS."


   Across the bottom two-thirds of the page, in the background, is an outline of an eye. The bottom third of the page contains our logo. The following text appears along the bottom of the page, set off from the rest of the page by a green background: "Improving therapeutic results through advances in drug delivery."]

                               ----------------

                             TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Note Regarding Forward-Looking Statements................................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20


                                                                            Page
                                                                            ----
Business...................................................................  27
Management.................................................................  40
Related Party Transactions.................................................  47
Principal Stockholders.....................................................  48
Description of Capital Stock...............................................  50
Shares Eligible for Future Sale............................................  53
Underwriting...............................................................  55
Validity of Common Stock...................................................  58
Experts....................................................................  58
Where You Can Find More Information About Us...............................  58
Index to Financial Statements.............................................. F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.




   Until       , 2001 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information described more fully elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes, before making an investment decision.


                                  Our Business

   We design, develop and manufacture innovative, sustained-release drug delivery products. Our products are designed to treat severe and chronic diseases that have limited or no effective treatment options and represent significant market opportunities. We design our products to deliver the appropriate quantity of approved drugs directly to a target site at a controlled rate for a predetermined period of time ranging from days to years. We have developed proprietary technologies that serve as platforms for our products. We believe these platform technologies will allow us to extend the therapeutic value of a wide variety of drugs while virtually eliminating the variations in drug concentration at the target site and adverse side effects characteristic of most traditional drug treatments.


   We have obtained Food and Drug Administration approval for and commercialized one product based on our patented Aeon platform technology and are using this technology to develop four additional products currently in advanced clinical trials. Vitrasert, our Aeon product for the treatment of CMV retinitis, a blinding eye disease afflicting late-stage AIDS patients, has been sold since 1996 and is currently one of the most effective approved treatments for this disease. We have additional Aeon products in clinical trials for the treatment of diabetic macular edema, uveitis and age-related macular degeneration, three leading causes of blindness that affect over one million eyes in the United States. Two of these products commenced pivotal clinical trials in December 2000 and have been granted an expedited review by the FDA called "fast track" status. We expect that our third ophthalmic product, as well as our Aeon product for the treatment of brain tumors, will enter multi-center Phase II clinical trials in 2001. Our pipeline also includes products in pre-clinical development for the treatment of severe osteoarthritis and post-surgical pain.


   We have agreements with Bausch & Lomb Incorporated for the development and marketing of our products to treat eye diseases. Bausch & Lomb markets Vitrasert and has committed approximately $77 million to the joint development of our three ophthalmic product candidates, including milestone and license fee payments to us. In addition, Bausch & Lomb has agreed to pay us royalties on sales of our ophthalmic products. Bausch & Lomb is publicizing our Aeon platform technology under the Envision TD brand name.


                  Drawbacks of Traditional Drug Delivery


   Severe and chronic diseases, such as blinding eye diseases, cancer, severe osteoarthritis, multiple sclerosis and Alzheimer's disease, afflict millions of people each year and are becoming more prevalent as the population ages. Despite continuing advances in medical and pharmaceutical technologies, current treatment options for many of these diseases are inadequate. Where drug treatments for these diseases exist, the drugs are usually delivered by oral ingestion or injection, which require the drugs to travel throughout the body to the intended site. This type of treatment typically offers only temporary or limited therapeutic benefits and causes harmful side effects. Some drugs are too potent to be delivered systemically in the quantities necessary for treatment, while others are theoretically effective but are unable to penetrate the natural barriers that surround some areas of the body. For drug treatment to be effective, the appropriate amount of drug must be delivered to the intended site in the body and be maintained there for an adequate period of time. The manner in which a drug is delivered can be as important to the ultimate therapeutic value of the treatment as the intrinsic properties of the drug itself.

            Advantages of Our Proprietary Platform Technologies


   Our proprietary platform technologies are designed to solve the problems posed by traditional drug delivery methods. Our lead platform technology, the Aeon system, consists of a drug core coated in a series of polymer layers. Our second platform technology, the Codrug system, chemically links two or more drugs together. Key advantages of our platform technologies include:


  . Localized Delivery. We design our products to be implanted directly at a target site, using the natural barriers of the body to isolate and maintain high concentrations of drug at the site, thereby maximizing therapeutic value and minimizing adverse side effects.


  . Controlled Release Rate. We design our products to release drugs at a controlled rate in order to maintain the optimal dosage level at a target site and virtually eliminate variability in drug concentration over time.

  . Extended Delivery. We design our products to deliver drugs for extended, predetermined periods of time ranging from days to years, eliminating the risk of inconsistent administration.

   In addition, because our products in clinical trials deliver drugs already approved by the FDA for the treatment of other diseases and are based on the technology used in our already-commercialized Vitrasert product, we believe we can develop these and future products in less time, at a lower cost and with less risk than is typically associated with drug discovery and development.

                                  Our Strategy

   Our objective is to revolutionize the treatment of the severe and chronic diseases that we target and to develop products that become the standard of care for these diseases. In order to achieve this objective, we intend to:

  . Focus on severe and chronic diseases that represent significant market opportunities,

  . Rapidly commercialize our products for blinding eye diseases,

  . Extend our platform technologies into additional therapeutic areas,

  . Develop additional marketing alliances and independent marketing capabilities for the distribution of our products, and


  . Expand our manufacturing, sales and marketing capabilities.

                                ----------------

   Control Delivery Systems, Inc. is located at 313 Pleasant St., Watertown, Massachusetts 02472. Our telephone number is (617) 926-5000 and our web site address is www.controldelivery.com. The information on our web site is not incorporated as a part of this prospectus.

   Aeon(TM) and Ceredur(TM) are our trademarks. Vitrasert(R) and Envision TD(TM) are trademarks of Bausch & Lomb Incorporated. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  The Offering


   Common stock offered by Control Delivery
Systems.......................................  5,400,000 shares



   Common stock to be outstanding after this
offering......................................  28,394,775 shares



   Use of proceeds............................
                                                For research, development and
                                                commercialization of our
                                                products, expansion of our
                                                manufacturing facilities and
                                                general corporate purposes,
                                                including working capital.


   Proposed Nasdaq National Market symbol.....  CDSY

   The number of shares of common stock to be outstanding upon completion of this offering is based on the number of shares of common stock outstanding as of May 31, 2001. This number assumes the conversion into common stock of all our preferred stock outstanding on that date. It excludes:


  . 2,292,003 shares of common stock issuable upon exercise of stock options outstanding as of May 31, 2001 with a weighted average exercise price of $4.56 per share, and


  . 336,618 shares of common stock issuable upon exercise of warrants outstanding as of May 31, 2001 with a weighted average exercise price of $5.97 per share.



                                ----------------

   Except as otherwise indicated, all information in this prospectus assumes:

  . a nine-for-one split of our common stock immediately prior to the date of this prospectus and a corresponding adjustment in the conversion rate of our convertible preferred stock,


  . the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering,


  .  no exercise of the underwriters' over-allotment option, and


  . the filing of an amended and restated certificate of incorporation immediately prior to the date of this prospectus.

                    Summary Consolidated Financial Data

                     (in thousands, except per share data)


                                                                  Three Months
                                                                      Ended
                                Year Ended December 31,             March 31,
                          --------------------------------------  -------------
                           1996   1997    1998    1999    2000     2000   2001
                          ------ ------  ------  ------  -------  ------ ------
Consolidated Statement
 of Operations Data:
Revenues:
 License fees and
  collaborative research
  and development -
   related party........  $  928 $  --   $  --   $1,889  $ 4,025  $  937 $2,577
 Royalties - related
  party.................   1,076  1,109     638     496      380      92    120
 Government research
  grants................     217    240     477     400      731     300    200
                          ------ ------  ------  ------  -------  ------ ------
   Total revenues.......   2,221  1,349   1,115   2,785    5,136   1,329  2,897
                          ------ ------  ------  ------  -------  ------ ------
Operating expenses:
 Research and
  development ..........   1,075    845   1,156   1,550    7,033     665  1,999
 Royalties..............     110    492     315     496      356      46     60
 General and
  administrative .......     289    413     513     872    1,955     399  1,226
                          ------ ------  ------  ------  -------  ------ ------
   Total operating
    expenses............   1,474  1,750   1,984   2,918    9,344   1,110  3,285
                          ------ ------  ------  ------  -------  ------ ------
Income (loss) from
 operations ............     747   (401)   (869)   (133)  (4,208)    219   (388)
Interest income, net....       1      7       3      39      804      16    439
                          ------ ------  ------  ------  -------  ------ ------
Net income (loss) before
 income taxes...........     748   (394)   (866)    (94)  (3,404)    235     51
Provision for income
 taxes..................     --     --      --      --       192     --     --
                          ------ ------  ------  ------  -------  ------ ------
Net income (loss).......     748   (394)   (866)    (94)  (3,596)    235     51
                          ------ ------  ------  ------  -------  ------ ------
Accretion on redeemable
 convertible preferred
 stock and warrants.....     --     --      --      --      (197)    --    (118)
                          ------ ------  ------  ------  -------  ------ ------
Net income (loss)
 attributable to common
 stockholders...........  $  748 $ (394) $ (866) $  (94) $(3,793) $  235 $  (67)
                          ====== ======  ======  ======  =======  ====== ======
Net income (loss) per
 share:
 Basic..................  $ 0.04 $(0.02) $(0.05) $(0.01) $ (0.21) $ 0.01 $(0.00)
 Diluted................    0.04  (0.02)  (0.05)  (0.01)   (0.21)   0.01  (0.00)
Shares used in computing
 net income (loss) per
 share:
 Basic..................  18,000 18,000  18,453  19,056   17,758  19,022 17,205
 Diluted................  18,000 18,000  18,453  19,056   17,758  20,123 17,205
Unaudited pro forma net
 income (loss) per
 share(1):
 Basic..................                                 $ (0.15)        $ 0.00
 Diluted................                                   (0.15)          0.00
Shares used in computing
 unaudited pro forma net
 income (loss) per
 share(1):
 Basic..................                                  23,533         22,980
 Diluted................                                  23,533         24,546



                                    March 31, 2001
                         --------------------------------------
                                                   Pro Forma
                         Actual   Pro Forma (1) As Adjusted (2)
                         -------  ------------- ---------------
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $21,053     $21,053       $ 90,361
Working capital.........  26,800      26,800         96,108
Total assets............  34,655      34,655        103,963
Redeemable convertible
 preferred stock........  31,494         --             --
Total stockholders'
 (deficit) equity.......  (2,521)     28,973         98,281

--------

(1) Gives effect to the conversion of all outstanding shares of convertible preferred stock into common stock at the beginning of the period.


(2) As adjusted to reflect the net proceeds from the sale of 5,400,000 shares of common stock in this offering, at an assumed initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                               RISK FACTORS


   An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business and prospects could suffer significantly. In any of these cases, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.


We have a history of losses and, if we do not generate sufficient revenue from sales of our proposed products, we may not achieve or maintain significant profitability.


   We have incurred operating losses in each of our last three years and, as of March 31, 2001, we had an accumulated deficit of approximately $7.2 million. We expect to continue to incur losses over at least the next several years as we continue to incur increasing costs for research and development, clinical trials and other purposes. Royalties from sales of Vitrasert, our one commercial product, have declined in each of the past three years, and we expect that they will not comprise a significant portion of our future revenue. As a result, our ability to achieve consistent profitability depends upon our ability, alone or with others, to complete development of, obtain required regulatory clearances for and manufacture and market our proposed products.


If we experience difficulty raising needed capital in the future, the growth of our company may be curtailed.


   We have expended and will continue to expend substantial funds to complete the research, development, clinical testing, manufacturing and commercialization of our proposed products. We believe our current level of cash and anticipated future revenues under our existing agreements, together with the net proceeds from this offering, will be sufficient to support our current operating plan for at least the next two years. However, we may require additional funds if the research, development and marketing of our products and the development of internal manufacturing, marketing and sales capabilities take longer or cost more than we expect, or if our 1999 agreement with Bausch & Lomb is terminated. During 2001, we expect to incur research and development expenses of approximately $19.0 million, of which approximately $13.0 million relates to our three proposed eye products and will be funded by Bausch & Lomb under our 1999 license agreement. However, we do not have any third-party funding for the development of any other products and we may require additional funds to pursue their development. We expect research and development costs associated with non-ophthalmic products to significantly increase in the future. Additional financing may not be available on acceptable terms, if at all, and we may need to delay, reduce the scope of, or eliminate one or more of our development programs, which could materially curtail the growth of our business.


If we do not successfully complete clinical trials necessary to obtain regulatory approval of our proposed products, we will be unable to market them.


   Before we can obtain approval from the Food and Drug Administration, or FDA, and foreign regulatory authorities to manufacture and market our proposed products, we must demonstrate through pre-clinical studies and clinical trials that each of these products is safe and effective for human use for its targeted disease. Of our products, only Vitrasert has been approved for sale in the United States and foreign countries. Our other products are in various stages of pre-clinical and clinical testing. If we do not successfully complete clinical trials of these products, we will not be able to market them and we may be unable to generate future revenues sufficient to achieve profitability.

   We estimate that clinical trials for our product candidates for diabetic macular edema, uveitis and age-related macular degeneration will take at least two years to complete. Our clinical trials may fail or be delayed by many factors, including the following:


  . our inability to attract clinical investigators for our trials,

  . our inability to recruit patients at the expected rate,

  . failure of the trials to demonstrate a product's safety or efficacy,

  . our inability to follow patients adequately after treatment,



  . our inability to manufacture sufficient quantities of materials to use for clinical trials, and


  . unforeseen governmental or regulatory delays.


   Results from pre-clinical testing and early clinical trials often do not accurately predict results of later clinical trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. We have tested our product candidates on only a small number of patients. Despite the promising results in the pre-clinical testing and clinical trials of our proposed products, further trials may not be undertaken or may ultimately fail to establish the safety and efficacy of these products, and we may not receive regulatory approval to manufacture and sell the products.




   Our proposed products may cause unacceptable side effects, which could delay, limit or prevent their regulatory approval. Drugs being utilized in our proposed ophthalmic products have known dose-related localized side effects including cataracts and elevated intraocular pressure. Some patients in our trials have experienced these side effects, as well as intra-retinal bleeding and optic nerve swelling. In some cases, these side effects were alleviated by glaucoma surgery, but in others it was necessary to remove the implant. No patients suffered loss of vision due to these effects. We cannot be sure that these or other side effects will not occur or be more serious in other patients.


   Because our currently proposed products for the treatment of eye disease employ the same technology platform and deliver the same drug, the failure of one of our products to demonstrate safety and efficacy in clinical trials may delay or prevent development or approval of other products and hinder our ability to conduct related pre-clinical testing and clinical trials.


If Bausch & Lomb terminates its agreements with us or does not successfully manufacture, market, distribute and sell our ophthalmic products, we may not generate revenue or achieve profitability.


   Bausch & Lomb has exclusive rights to sell any products we develop to treat conditions of the eye, including Vitrasert and our three ophthalmic products currently in clinical trials. Bausch & Lomb is also funding development of these three products. We derived 57.2% of our total revenues in 1998, 85.7% of our total revenues in 1999, 85.8% of our total revenues in 2000 and 93.1% of our total revenues in the first quarter of 2001 from our agreements with Bausch & Lomb. Bausch & Lomb can terminate its agreements with us at any time without cause and on short notice. In addition, Bausch & Lomb may change its strategic focus, pursue alternative technologies, develop competing products or take other action which could result in its termination of the agreements. Since we do not currently have the manufacturing or sales and marketing capabilities to fully commercialize all of our proposed products, any breach or termination of these agreements by

Bausch & Lomb could delay or stop the development or commercialization of our drug delivery products for the treatment of eye disease. If Bausch & Lomb fails to successfully manufacture, market or sell our products on a timely basis, we may not generate revenue or achieve or maintain profitability.


If we increase our estimates of the costs of completing research and development activities under our 1999 Bausch & Lomb agreement, we may recognize significantly less revenue than anticipated during a reporting period.


   We use the percentage of completion method of accounting for revenues from research and development activities. We recognize revenues from nonrefundable license fees, milestone payments and collaborative research and development under our 1999 Bausch & Lomb agreement based on the actual costs incurred in relation to total estimated costs to complete research and development activities at each reporting period. We may need to change our estimates of the costs associated with completing research and development activities under the 1999 Bausch & Lomb agreement due to unforeseen events and circumstances. Because we receive such a large percentage of our total revenues from activities under this agreement, revisions in these cost estimates may require us to recognize significantly less revenue than anticipated for a particular period, or in some cases, even recognize negative revenue for the period, which could result in a negative reaction from the investment community and decline in our stock price.


If we do not successfully develop adequate manufacturing capabilities, we may be unable to produce our products in sufficient quantities or at an acceptable cost, if at all.


   We have limited manufacturing experience and have no experience manufacturing our products on a commercial scale. While Bausch & Lomb has agreed to fund our development of the capacity to manufacture commercial quantities of our proposed ophthalmic products, we intend to develop the capacity to manufacture all of our products at an acceptable cost from early clinical trials through commercialization. However, we may be unable to develop this manufacturing capability in a cost-effective, timely fashion, or at all. If we are unable to develop an independent manufacturing capability, we will be dependent on third parties to manufacture our commercial products and may be unable to obtain these products in sufficient quantities or at an acceptable cost.




   We currently anticipate that in 2001 we will have adequate space and equipment to support the commercial manufacture of our proposed products. However, the FDA and other regulators generally do not approve a facility for the manufacture of a pharmaceutical product until that product has itself been approved. The FDA or other regulators may not approve our facility or, once approved, may not continue to certify its compliance with FDA or other manufacturing standards. If these approvals are not obtained and maintained, the regulatory authorities could prevent us from manufacturing products at the facility, impose restrictions on the products we manufacture at the facility or require us to withdraw those products from the market.


If we do not successfully develop marketing and sales capabilities, we may be unable to market and commercialize our non-ophthalmic products successfully.


   We do not have any internal marketing or sales capabilities and currently depend entirely on the marketing efforts of Bausch & Lomb. However, a key part of our strategy is to develop these capabilities to reduce our dependence on third parties. If we do not successfully develop sales and marketing capabilities, we may be unable to compete effectively against our competitors, many of whom have extensive and well-funded marketing and sales operations, and we may have to rely on arrangements with third parties. This may result in unexpected delays or failures to market and commercialize non-ophthalmic products successfully.




If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, market acceptance of our proposed products may be limited.


   Our ability to commercialize our products successfully will depend in part on the extent to which health care providers receive appropriate reimbursement levels from governmental authorities, private health insurers and other organizations for our products and related treatments. Third-party payors are increasingly challenging the prices charged for medical products and services. If health care providers do not receive adequate reimbursement for our products, they or their patients may not use them.


If we cannot retain our key personnel or hire additional qualified personnel, we may experience delays or failures in product development or approval, loss of sales and diversion of management resources.


   Our success will depend to a significant degree upon the continued services of key management, technical and scientific personnel, including Thomas Smith, our Chairman, and Paul Ashton, our President and Chief Executive Officer. Although we have obtained key man life insurance policies for each of Drs. Smith and Ashton, this insurance may not adequately compensate us for the loss of their services. In addition, we must attract and retain other highly skilled personnel. Competition for qualified personnel in our industry is intense, and the process of hiring and integrating qualified personnel is often lengthy. We may not recruit qualified personnel on a timely basis, if at all. Our management and other employees may voluntarily terminate their employment with us at any time. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays or failures in product development or approval, loss of sales and diversion of management resources.


We expect intense competition from alternative treatments for our targeted diseases that may reduce or eliminate the demand for our products.


   We expect that our proposed products, if approved, will compete with existing therapies for our targeted diseases as well as new drugs, therapies, drug delivery systems or technological approaches that may be developed to treat these diseases or their underlying causes. We believe that academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other drug delivery companies, are working to develop other drugs, therapies, drug delivery products, technological approaches and methods of preventing or treating diseases on which we focus. Any of these drugs, therapies, products, approaches or methods may receive government approval or gain market acceptance more rapidly than our proposed products, may offer therapeutic or cost advantages or may cure our targeted diseases or their underlying causes completely. This would reduce demand for our proposed products and could render them noncompetitive or obsolete. For example, sales of our Vitrasert product for the treatment of CMV retinitis, a disease which affects people with late-stage AIDS, have declined significantly because of new treatments that delay the onset of late-stage AIDS.


   For many of our targeted diseases, competitors have already commercialized, or are in advanced stages of development of, alternative therapies. For example, Eli Lilly and Company is in advanced trials for its PKC beta inhibitor for the treatment of diabetic macular edema. Novartis AG and QLT Inc. are currently marketing their Visudyne(TM) photodynamic therapy for the treatment of age-related macular degeneration. Novartis also markets a cyclosporine product for the treatment of uveitis. Guilford Pharmaceuticals Inc. has developed its Gliadel(R) wafer implant for the treatment of brain tumors. Various cyclooxygenase 2, or COX-2, inhibitors, such as VIOXX(R) marketed by Merck & Co., Inc. and Celebrex(R) co-marketed in the United States by Pharmacia Corporation and Pfizer Inc., are used for the treatment of osteoarthritis. Oculex Pharmaceuticals, Inc. and Allergan, Inc. have announced that they have entered into a collaboration agreement to develop products to treat diseases occurring in the retina and the back of the eye based on Oculex's drug delivery technologies.




   The capital resources, manufacturing and marketing experience, research and development resources and production facilities of many of our competitors and potential competitors are much greater than ours. Many of them also have much more experience in pre-clinical testing and clinical trials and in obtaining FDA and foreign approvals. In addition, they may succeed in obtaining patents that would make it difficult or impossible for us to compete with their products.


Patent protection for our products is important and uncertain. If we do not protect our intellectual property, we will be subject to increased competition.


   The following factors are important to our success:




  . protecting and maintaining our proprietary rights to our intellectual property,


  . protecting our proposed products with our current or new patents,


  . not infringing the proprietary rights of others,


  . maintaining our trade secrets, and


  . preventing others from infringing our proprietary rights.


   We will be able to protect our proprietary products and processes from unauthorized use by third parties only to the extent that our proprietary products and processes are covered by valid and enforceable patents or are effectively maintained as trade secrets.


   We try to protect our proprietary technology by filing United States and foreign patent applications related to the proprietary technology, inventions and improvements that are important to the development of our business and hold exclusive licenses of patent rights that are important to our business. Because patents involve complex legal and factual questions, we cannot predict their enforceability with certainty. Our patents may be challenged, invalidated or circumvented.


   Our patent position, like that of other biotechnology, pharmaceutical or medical device companies, is highly uncertain. The standards which the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is no uniform worldwide policy among patent offices regarding the subject matter and scope of claims granted or allowable in medical device or pharmaceutical patents. Consequently, we cannot be certain as to the type and scope of patent claims that may be issued to us or our licensors in the future. Further, there is no uniform worldwide jurisprudence regarding the scope of claims granted or allowable in medical device or pharmaceutical patents. As a result, we cannot be certain as to the type and scope of patent claims that may be upheld or enforceable by a court of law. Even if we or our licensors are able to develop commercially significant patent positions, these patents may not be upheld or may be substantially narrowed in litigation.


   Pre-existing patents or prior art may reduce the scope or the value of, or even invalidate, our patents or those to which we have exclusive rights and affect our ability to market and sell our products. Others may hold conflicting patents or have conducted research or made published discoveries of compounds or processes that precede our discoveries and prevent us from obtaining patent protection for our own technologies or narrow the scope of any protection obtained. There could be a material adverse effect on our business and future prospects if third-party patents or patent applications have priority over any of our patents or patent applications. Any reduction in scope or invalidation of our patents may prevent us from extending our products into new therapeutic areas or enable other companies to develop products that compete with ours on the basis of similar technology. As a result, any patents that we own or license from others may not provide any or sufficient protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. The laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.


   We have exclusive licenses with the University of Kentucky Research Foundation. The University of Kentucky Research Foundation can terminate these licenses if we fail to perform our duties under the agreements. If we breach these license agreements and lose the ability to employ the technology licensed to us under these agreements, we may have to stop marketing some or all of our products. Any disputes that arise out of these license agreements may be very costly to litigate.


   We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees, and consultants. Any of these parties may breach the agreements and disclose our confidential information, or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be materially harmed.


   Obtaining and protecting patent and proprietary rights can be expensive. If a competitor files a patent application claiming technology also invented by us or our licensors, we may have to participate in a proceeding before the United States Patent and Trademark Office to determine who invented the technology. We, or our licensors, may also need to participate in proceedings involving our issued patents, or patents of our licensors, and pending applications of another entity. Our participation in such a proceeding would require us to spend significant amounts of time and money. Proceedings challenging the validity of our patents in Europe may lead to the limitation or revocation of the challenged patents. An unfavorable outcome in either of these proceedings could require us to cease using the technology or to license rights from prevailing third parties. A prevailing third party may only offer us a license on terms that are unacceptable to us.


   We may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third-party proprietary rights. We could incur substantial costs in connection with any litigation and our management's efforts would be diverted, regardless of the results of the litigation. An unfavorable result in litigation could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, or require us to license the disputed rights from third parties. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable, or if we are unable to redesign our products or processes to avoid infringement.

If others assert that our technology infringes their intellectual property rights, we may have to expend significant time and money, and we may be unable to manufacture and sell our proposed products.


   We cannot be certain that there are no issued patents or pending applications that, if issued, would restrict our ability to manufacture and sell our proposed products. While we do not believe that the technologies employed in our proposed products infringe the patents of any third party, we may be subject to infringement claims in the future based on current or later granted patents. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time and attention from our business, regardless of the outcome of the litigation. If we are unsuccessful in defending against any claims of infringement, we may be forced to obtain licenses or to pay royalties to manufacture or sell our proposed products. We may not be able to obtain necessary licenses on commercially reasonable terms, or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are too costly, we may be unable to manufacture or sell our products or we may incur increased costs to license third-party technology.


Because of the nature of our products, we could be exposed to significant product liability claims which could be time-consuming and costly, divert management attention and adversely affect our ability to obtain and maintain insurance coverage.


   Because our proposed products are designed to be implanted in the body, and because medical outcomes are inherently uncertain, the testing, manufacture, marketing and sale of these products involve an inherent risk that product liability claims will be asserted against us. We intend to obtain insurance to insure against claims that may be brought against us in connection with clinical trials and commercial sales of our products. However, this insurance may not fully cover the costs of claims or damages we might be required to pay. Product liability claims or other claims related to our products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management time and attention, require us to pay significant damages, harm our reputation or hinder acceptance of our products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. Product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could also significantly harm our reputation and delay or prevent market acceptance of our products.


The market price of our common stock after this offering may fluctuate widely and rapidly and may fall below the initial public offering price.


   There is currently no public market for our common stock, and an active trading market may not develop or be sustained after this offering. We and the underwriters' representatives will negotiate an initial public offering price that may not be indicative of the market price for our common stock after this offering. As a result, the market price of our stock could fall below the initial public offering price. In addition, the securities of many pharmaceutical companies have experienced extreme price and trading volume fluctuations in recent years, often unrelated or disproportionate to the companies' operating performances. The market price of our common stock could fluctuate significantly as a result of many factors including:






  . the results of our clinical trials,


  . the receipt and timing of FDA approvals of our products, if granted,

  . the receipt of payments from collaborative development partners, including Bausch & Lomb,


  . our financial performance,


  . failure to meet analysts' or investors' expectations,


  . economic and stock market conditions,


  . changes in evaluation and recommendation by securities analysts following our stock,


  . earnings and other announcements by, and changes in market evaluations of, other companies in our industry,


  . changes in business or regulatory conditions,


  . announcements or implementation by us or our competitors of technological innovations or new products,


  . the trading volume of our common stock, or


  . other factors unrelated to our company or industry.


   Following periods of volatility in the market price of a company's securities, stockholders often have instituted securities class action litigation against that company. If we become involved in a class action suit, it could divert the attention of management, and, if adversely determined, could require us to pay significant damages.


If we or our stockholders sell substantial amounts of our common stock after the offering, the market price of our common stock may decline.


   Our sale or the resale by our stockholders of shares of our common stock after this offering could cause the market price of our common stock to decline. After this offering, we will have 28,394,775 shares of common stock outstanding. All of the shares sold in this offering will be freely transferable without restriction.


   As of May 31, 2001, options to purchase 2,292,003 shares of our common stock were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to five years following the date of grant. We intend to file a registration statement following this offering to permit the sale of shares of our common stock issuable upon exercise of these options. In addition, as of May 31, 2001, warrants to purchase 336,618 shares of our common stock were outstanding and exercisable. The shares received upon exercise of these warrants may become freely tradable as early as 2002, depending upon the method of exercise.


   The holders of the common stock issuable upon conversion of our preferred stock and holders of a substantial portion of our outstanding common stock have registration rights with respect to the resale of their shares to the public. Please read our discussion of registration rights under "Description of Capital Stock."


   Substantially all of our stockholders will have signed lock-up agreements before the commencement of this offering. Under these lock-up agreements, these stockholders have agreed, subject to certain limited exceptions, not to sell any shares owned by them as of the effective date of this prospectus for a period of 180 days after that date, unless they first obtain the written consent of Deutsche Banc Alex. Brown Inc. At the end of 180 days, unless earlier waived by Deutsche Banc Alex. Brown Inc., lock-up restrictions covering approximately 22,994,775 shares of our common stock will end.

You will experience immediate and substantial dilution.


   If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately $10.54 per share, representing the difference between our net tangible book value per share after giving effect to this offering and the initial public offering price. For more information, see "Dilution."


Provisions of our certificate of incorporation, our by-laws and Delaware law may delay or prevent a change in our management.


   Provisions of our certificate of incorporation, our by-laws and Delaware law could delay or prevent a change in our management, even if the stockholders desire such a change. Our certificate of incorporation and by-laws contain the following provisions, among others, which may inhibit a change in our management:




  . a board of directors that is staggered in three classes,


  . advance notification procedures for matters to be brought before stockholder meetings,


  . a limitation on who may call stockholder meetings,


  . a prohibition on stockholder action by written consent, and


  . an authorization of 20,000,000 shares of undesignated preferred stock that we may issue with special rights, preferences and privileges and that we could use, for example, to implement a rights plan or poison pill.


   These provisions can make it more difficult for common stockholders to replace members of the board of directors and our current management team. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. These provisions could have the effect of delaying or preventing a change in control. For a more complete discussion of these provisions of Delaware law, please see "Description of Capital Stock-- Anti-Takeover Provisions--Delaware Law."


If they act together, our affiliates and entities associated with them can control matters requiring stockholder approval because they beneficially own a large percentage of our common stock, and they may vote this common stock in a way with which you do not agree.


   After this offering, our affiliates and entities associated with them will beneficially own approximately 61.9% of the outstanding shares of our stock. As a result, if these persons act together, they will have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including the election of directors, a sale of substantially all our assets, a merger with another entity or an amendment to our certificate of incorporation. If they act together, these stockholders could use their ownership position to delay, deter or prevent a change in control. Also, their aggregate ownership could adversely affect the price that investors might be willing to pay in the future for shares of our common stock.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains statements, principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding our expectations about our future performance. Generally, you can identify these statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or other similar terminology. These statements discuss our future expectations, contain projections of our future results or financial position or provide other "forward-looking" information that may involve risks and uncertainties. Our actual results could differ significantly from the results discussed in these statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors." You should carefully consider that information before you make an investment decision. We may not update these forward-looking statements after the date of this prospectus, even if our prospects change. You should not place undue reliance on these statements. Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee our future results, performance or achievements.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from this offering of approximately $69.3 million, at an assumed initial public offering price of $14.00 per share, net of estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds will be approximately $79.9 million.




   We expect to use the net proceeds from this offering as follows:


  . approximately $46 million for research, development and commercialization of our proposed products,


  . approximately $10 million for expansion of our manufacturing facilities and other capital expenditures,


  .  approximately $4 million for sales and marketing activities, and


  . approximately $9 million for general corporate purposes, including working capital.


   As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, our management will have broad discretion in the application of the net proceeds.


   Pending these uses, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

   We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion of our business.

                                 CAPITALIZATION

   The following table sets forth the following information as of March 31, 2001:


  . our actual capitalization,

  . our pro forma capitalization after giving effect to the conversion of all outstanding convertible preferred stock into common stock and the filing of an amendment to our certificate of incorporation immediately prior to the closing of this offering to authorize 100,000,000 shares of common stock, eliminate all existing series of preferred stock and authorize 20,000,000 shares of undesignated preferred stock, and


  . our pro forma as adjusted capitalization, reflecting the sale of 5,400,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.



                                                   As of March 31, 2001 (1)
                                                  -----------------------------
                                                             Pro     Pro Forma
                                                  Actual    Forma   As Adjusted
                                                  -------  -------  -----------
                                                        (in thousands)
Series A redeemable convertible preferred stock,
 $0.01 par value; 650,000 shares authorized,
 641,642 shares issued and outstanding, actual;
 no shares authorized, issued and outstanding,
 pro forma and pro forma as adjusted ...........  $31,494  $   --     $   --
                                                  =======  =======    =======
Stockholders' equity (deficit):
  Undesignated preferred stock, $0.01 par value;
   1,350,000 shares authorized, no shares issued
   and outstanding, actual; 20,000,000 shares
   authorized, no shares issued and outstanding,
   pro forma and pro forma as adjusted..........      --       --         --
  Common stock, $0.01 par value; 27,000,000
   shares authorized, 17,219,997 shares issued
   and outstanding, actual; 100,000,000 shares
   authorized, 22,994,775 shares issued and
   outstanding pro forma; 100,000,000 shares
   authorized, 28,394,775 shares issued and
   outstanding, pro forma as adjusted...........      172      230        284
  Additional paid-in capital....................    4,866   36,302    105,556
  Deferred compensation.........................     (355)    (355)      (355)
  Accumulated other comprehensive income .......        4        4          4
  Accumulated deficit...........................   (7,208)  (7,208)    (7,208)
                                                  -------  -------    -------
    Total stockholders' (deficit) equity........   (2,521)  28,973     98,281
                                                  -------  -------    -------
      Total capitalization......................  $28,973  $28,973    $98,281
                                                  =======  =======    =======


--------

(1) Excludes 2,292,003 shares subject to outstanding options with a weighted average exercise price of $4.56 per share and 336,618 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.97 per share, in each case as of March 31, 2001.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2001 was $29.0 million, or $1.26 per share, assuming conversion of all outstanding shares of convertible preferred stock into shares of our common stock on the closing of this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, and then divided by the total number of shares of common stock outstanding after giving effect to the conversion of all shares of outstanding preferred stock upon closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 5,400,000 shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable, our pro forma net tangible book value at March 31,2001 would have been $98.3 million or $3.46 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.20 per share to existing stockholders and an immediate dilution of $10.54 per share to new investors purchasing shares at the initial public offering price. The following table illustrates this dilution on a per share basis:



   Assumed public offering price..................................       $14.00
                                                                         ------
     Pro forma net tangible book value as of March 31, 2001....... $1.26
     Increase attributable to new investors.......................  2.20
                                                                   -----
   Pro forma net tangible book value after the offering...........         3.46
                                                                         ------
   Dilution to new investors......................................       $10.54
                                                                         ======


   If the underwriters exercise their option to purchase additional shares in the offering, the pro forma net tangible book value per share after the offering would be $3.73 per share, the increase in pro forma net tangible book value per share to existing stockholders would be $2.47 per share and the dilution to new investors purchasing shares in this offering would be $10.27 per share.


   The following table summarizes, as of March 31, 2001, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share:



                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 22,994,775   81.0% $ 38,071,345   33.5%  $ 1.66
New investors.................  5,400,000   19.0    75,600,000   66.5    14.00
                               ----------  -----  ------------  -----
    Totals.................... 28,394,775  100.0% $113,671,345  100.0%
                               ==========  =====  ============  =====


   The preceding tables assume no issuance of shares of common stock under our stock plans after March 31, 2001. As of March 31, 2001, 2,292,003 shares were subject to outstanding options at a weighted average exercise price of $4.56 per share. This table also assumes no exercise of the warrants outstanding as of March 31, 2001 for 336,618 shares of common stock at a weighted average exercise price of $5.97 per share. If all of these options and warrants were exercised, then the total dilution per share to new investors would be $10.43.

                   SELECTED CONSOLIDATED FINANCIAL DATA


   You should read the selected consolidated financial data set forth below in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data at December 31, 1999 and 2000 are derived from financial statements included elsewhere in the prospectus that have been audited by PricewaterhouseCoopers LLP, independent accountants. The statement of operations data for the year ended December 31, 1997 and the balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements which are not included in this prospectus. The statement of operations data for the three months ended March 31, 2000 and 2001, and the balance sheet data at March 31, 2000 and 2001, have been taken from our unaudited financial statements that are included elsewhere in this prospectus and which include, in our opinion, all adjustments necessary for a fair presentation of such data. The consolidated statement of operations data for the year ended December 31, 1996 and the balance sheet data at December 31, 1996 are derived from our unaudited financial statements that are not included in this prospectus and which include, in our opinion, all adjustments necessary for a fair presentation of such data. Historical results are not necessarily indicative of results to be expected for any future period. Pro forma information reflects the conversion of 641,642 shares of our Series A convertible preferred stock into 5,774,778 shares of common stock upon the closing of this offering (as if converted at the beginning of the period).

                                                                                           Three Months
                                                    Year Ended December 31,              Ended March 31,
                                            -------------------------------------------  -----------------
                                             1996     1997     1998     1999     2000     2000      2001
                                            -------  -------  -------  -------  -------  -------  --------
                                                     (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
 License fees and collaborative research
  and development - related party.........  $   928  $   --   $   --   $ 1,889  $ 4,025  $   937  $  2,577
 Royalties - related party................    1,076    1,109      638      496      380       92       120
 Government research grants...............      217      240      477      400      731      300       200
                                            -------  -------  -------  -------  -------  -------  --------
   Total revenues ........................    2,221    1,349    1,115    2,785    5,136    1,329     2,897
                                            -------  -------  -------  -------  -------  -------  --------
Operating expenses:
 Research and development.................    1,075      845    1,156    1,550    7,033      665     1,999
 Royalties................................      110      492      315      496      356       46        60
 General and administrative...............      289      413      513      872    1,955      399     1,226
                                            -------  -------  -------  -------  -------  -------  --------
   Total operating expenses...............    1,474    1,750    1,984    2,918    9,344    1,110     3,285
                                            -------  -------  -------  -------  -------  -------  --------
Income (loss) from operations.............      747     (401)    (869)    (133)  (4,208)     219      (388)
Interest income, net......................        1        7        3       39      804       16       439
                                            -------  -------  -------  -------  -------  -------  --------
Net income (loss) before income taxes           748     (394)    (866)     (94)  (3,404)     235        51
Provision for income taxes................      --       --       --       --       192      --        --
                                            -------  -------  -------  -------  -------  -------  --------
Net income (loss).........................      748     (394)    (866)     (94)  (3,596)     235        51
Accretion on redeemable convertible
 preferred stock and warrants.............      --       --       --       --      (197)     --       (118)
                                            -------  -------  -------  -------  -------  -------  --------
Net income (loss) attributable to common
 stockholders.............................  $   748  $  (394) $  (866) $   (94) $(3,793) $   235  $    (67)
                                            =======  =======  =======  =======  =======  =======  ========
Net income (loss) per share:
 Basic....................................  $  0.04  $ (0.02) $ (0.05) $ (0.01) $ (0.21) $  0.01  $  (0.00)
 Diluted..................................     0.04    (0.02)   (0.05)   (0.01)   (0.21)    0.01     (0.00)
Shares used in computing net income (loss)
 per share:
 Basic....................................   18,000   18,000   18,453   19,056   17,758   19,022    17,205
 Diluted..................................   18,000   18,000   18,453   19,056   17,758   20,123    17,205
Unaudited pro forma net income (loss) per
 share:
 Basic....................................                                      $ (0.15)          $   0.00
 Diluted..................................                                        (0.15)              0.00
Shares used in computing unaudited pro
 forma net income (loss) per share:
 Basic....................................                                       23,533             22,980
 Diluted..................................                                       23,533             24,546

                                                         December 31,                        March 31,
                                            -------------------------------------------  -----------------
                                             1996     1997     1998     1999     2000     2000      2001
                                            -------  -------  -------  -------  -------  -------  --------
                                                                 (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.................  $   176  $   124  $   129  $ 1,144  $18,788  $ 1,082  $ 21,053
Working capital...........................       (2)    (535)    (485)    (522)  23,933     (485)   26,800
Total assets..............................      568      375      286    1,525   34,304    1,608    34,655
Redeemable convertible preferred stock....      --       --       --       --    31,376      --     31,494
Total stockholders' deficit...............     (207)    (597)    (449)    (253)  (5,987)     (51)   (2,521)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis of our financial condition and results of operations in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.


Overview

   We design, develop and manufacture innovative sustained-release drug delivery products. Since our founding in 1991, we have been primarily engaged in the research and development of products using our proprietary platform technologies. To date, we have developed one commercial product, Vitrasert, for the treatment of CMV retinitis, a blinding eye disease that affects late-stage AIDS patients, which has been sold since 1996. We have four additional products in advanced clinical trials. Our revenues have consisted primarily of royalties, license fees and payments for research and development under our two collaborative licensing and development agreements. We have also earned revenue from government research grants.


   We have licensed a number of key patents relating to aspects of our platform technologies from the University of Kentucky Research Foundation, or the UKRF, and will owe royalties to the UKRF for products which use technology covered by these patents.


   In December 1992, we entered into a licensing and development agreement with Chiron Vision Corporation for the development and commercialization of Vitrasert. Chiron Vision began selling Vitrasert in 1996 following Food and Drug Administration approval, and paid us royalties on those sales. Bausch & Lomb acquired this agreement in connection with its acquisition of Chiron Vision in 1997. Bausch & Lomb has continued to market and sell Vitrasert and pay us royalties on those sales. We derived 57.2% of our total revenues in 1998, 17.8% of our total revenues in 1999, 7.4% of our total revenues in 2000 and 4.1% of our total revenues for the three months ended March 31, 2001 from sales of Vitrasert. Improvements in the treatment of AIDS/HIV have significantly decreased the incidence of CMV retinitis in the more developed nations that have the resources to provide advanced medical care, and, as a result, our royalty revenue from sales of Vitrasert has declined each year since 1997. The royalties we pay to the UKRF on these sales have declined proportionately.


   In June 1999, we entered into a licensing and development agreement with Bausch & Lomb to develop and market products for the treatment of other eye diseases. Under this agreement, Bausch & Lomb is funding the joint development of our three proposed products for the treatment of blinding eye diseases and has paid us collaborative research and development payments, license fees and milestone payments. Bausch & Lomb has agreed to make additional payments to us if we achieve milestones with respect to the development of these products. Bausch & Lomb has an exclusive license to market and sell our products for the treatment of eye disease and has agreed to pay us royalties on sales of these products.


   We derived 57.2% of our total revenues in 1998, 85.7% of our total revenues in 1999, 85.8% of our total revenues in 2000 and 93.1% of our total revenues for the three months ended March 31, 2001 from our agreements with Bausch & Lomb.


   We have also received government research grants that fund the cost of research and development relating to aspects of our proposed products. The government reimburses us for actual expenditures made for research authorized under these grants. Through March 31, 2001, we have received $2.3 million in government research grants.

Revenue Recognition Policy

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which clarifies the Securities and Exchange Commission's views regarding recognition of revenue. We adopted SAB 101 retroactively to 1993.

   We recognize nonrefundable license fees, milestone payments and collaborative research and development payments under licensing and development agreements as revenue on a percentage of completion basis. Our cost of the total effort to complete our expected research and development activities under an agreement is estimated from the commencement date. At each reporting period, we determine the cost of the effort that we have incurred to date under that agreement and divide this amount by the amount of our total expected research and development costs under that agreement at that time. Revenue recognized for a reporting period for license fees, milestone payments and collaborative research and development payments is determined by multiplying the resulting percentage completed by the total license, milestone and research and development revenues we expect to receive under that agreement, and deducting revenue previously recognized. The remaining unrecognized revenue is spread over the remaining performance period in a similar manner. We include contingent payments in total revenues we expect to receive under an agreement only when all contingencies related to a milestone have been removed and the collaborative partner becomes obligated to make the payment. Payments received in advance of being earned are recorded as deferred revenue.


   We evaluate collaborative agreements periodically to determine the appropriate revenue recognition for that period. The evaluation includes all of the potential revenue components from each collaborative agreement.


   In contrast to our recognition of a portion of license fees over the remainder of the underlying contract, we recognize any corresponding royalty due to the UKRF as expense in full at the time a contingency has been removed and the collaborative partner becomes obligated to make the payment to us. Consequently, we will generally recognize royalty expense for license fees in earlier periods than we recognize the corresponding revenue.


   Royalty revenue is recognized based on actual sales of licensed products in licensed territories as reported by licensees and is generally recognized in the period the sales occur. If a portion of the royalty revenue relates to sponsored research and development, it is deferred and amortized consistent with percentage of completion for that contract.


   Government research grants are nonrefundable and are recognized as revenue when the related expense is incurred. Revenue recorded under government research grants is recorded consistent with guidelines issued by the governing body issuing the grant.

Results of Operations

 Three months ended March 31, 2001 and 2000


   Revenues. Total revenues increased $1.6 million, or 118.0%, to $2.9 million for the three months ended March 31, 2001, from $1.3 million for the three months ended March 31, 2000.


   License fees and collaborative research and development revenue increased $1.6 million, or 175.0%, to $2.6 million for the three months ended March 31, 2001, from $937,124 for the three months ended March 31, 2000. The increase was due to both increased research and development activities and an additional milestone payment under our 1999 agreement with Bausch & Lomb.


   Royalties revenue increased $28,305, or 30.9%, to $119,841 for the three months ended March 31, 2001, from $91,536 for the three months ended March 31, 2000. The increase was due to an immaterial increase in Vitrasert royalties paid to us.

   Government research grants revenue decreased $100,000, or 33.3%, to $200,000, for the three months ended March 31, 2001, from $300,000 for the three months ended March 31, 2000. This decrease was caused by a decrease in our research and development activities associated with and funded by these grants.




   Research and Development. Research and development expenses increased $1.3 million, or 200.6%, to $2.0 million for the three months ended March 31, 2001, from $665,189 for the three months ended March 31, 2000. The increase was due to increased pre-clinical and clinical trial activity and the hiring of additional research and development personnel. We believe that our research and development expenses will continue to increase as we fund late-stage clinical trials and continue to hire additional manufacturing personnel. We also expect that research and development expenses will increase substantially as we expand our development efforts on non-ophthalmic products, which we plan to fund from either our own resources or through strategic partnerships.


   Royalties. Royalties expense increased $13,789, or 30.1%, to $59,648 for the three months ended March 31, 2001, from $45,859 for the three months ended March 31, 2000. The increase was attributable to slightly higher Vitrasert royalty income which increased our royalty payments to the UKRF.




   General and Administrative. General and administrative expenses increased $827,019, or 207.3%, to $1.2 million for the three months ended March 31, 2001, from $399,021 for the three months ended March 31, 2000. The increase was due to the hiring of administrative staff to manage and support the growth of our business and increased costs of outside professional services associated with our intellectual property. We believe that general and administrative expenses will increase in the future as we hire additional personnel and incur increased costs of outside professional services as a public company.


   Interest Income. Interest income increased $423,360 to $439,490 for the three months ended March 31, 2001, from $16,130 for the three months ended March 31, 2000. The increase was due to increased interest earned from our higher average outstanding balances of cash and cash equivalents and short-term investments following our sale of Series A redeemable convertible preferred stock in August 2000.


 Years ended December 31, 2000 and 1999


   Revenues. Total revenues increased $2.4 million, or 84.4%, to $5.1 million for the year ended December 31, 2000, from $2.8 million for the year ended December 31, 1999.


   License fees and collaborative research and development revenue increased $2.1 million, or 113.0%, to $4.0 million for the year ended December 31, 2000, from $1.9 million for the year ended December 31, 1999. The increase was due to both increased research and development activities and additional license fee and milestone payments under our 1999 agreement with Bausch & Lomb.


   Royalties revenue decreased $116,565, or 23.5%, to $379,813 for the year ended December 31, 2000, from $496,378 for the year ended December 31, 1999. This decrease was due to a decrease in Vitrasert royalties paid to us.




   Government research grants revenue increased $331,604, or 83.0%, to $731,116 for the year ended December 31, 2000, from $399,512 for the year ended December 31, 1999. This increase was caused by an increase in our research and development activities associated with and funded by these grants.

   Research and Development. Research and development expenses increased $5.5 million, or 354.0%, to $7.0 million for the year ended December 31, 2000, from $1.5 million for the year ended December 31, 1999. The increase was due to our conducting an increased number of pre-clinical and clinical trials, hiring of additional research and development personnel and a $3.4 million compensation charge related to common stock grants.


   Royalties. Royalties expense decreased $140,347, or 28.3%, to $355,817 for the year ended December 31, 2000, from $496,164 for the year ended December 31, 1999. The decrease was attributable to decreased royalty payments to the UKRF as the result of lower Vitrasert sales and decreased license fees received from Bausch & Lomb.




   General and Administrative. General and administrative expenses increased $1.1 million, or 124.1%, to $2.0 million for the year ended December 31, 2000, from $872,223 for the year ended December 31, 1999. The increase was due to our hiring of additional administrative staff to manage and support the growth of our business, increased costs of outside professional services associated with our intellectual property and increased stock-based compensation.


   Interest Income. Interest income, net of interest expense, increased $765,216 to $803,864 for the year ended December 31, 2000, from $38,648 for the year ended December 31, 1999. The increase was due to increased interest earned from our higher average outstanding balances of cash and cash equivalents following our sale of Series A redeemable convertible preferred stock in August 2000. The increase was partially offset by interest expense on a note payable related to a repurchase of our common stock.


 Years ended December 31, 1999 and 1998

   Revenues. Total revenues increased $1.7 million, or 149.9%, to $2.8 million for the year ended December 31, 1999, from $1.1 million for the year ended December 31, 1998.

   License fees and collaborative research and development revenue increased to $1.9 million for the year ended December 31, 1999, from $0 for the year ended December 31, 1998. The increase was due to the initiation of collaborative research and development activities and an initial license fee under our 1999 agreement with Bausch & Lomb.


   Royalties revenue decreased $141,627, or 22.2%, to $496,378 for the for the year ended December 31, 1999, from $638,005 for the year ended December 31, 1998. This decrease was due to a decrease in Vitrasert royalties paid to us.



   Government research grants revenue decreased $77,090, or 16.2%, to $399,512 for the year ended December 31, 1999, from $476,602 for the year ended December 31, 1998. The decrease was due to a decrease in our research and development activities associated with and funded by government grants.

   Research and Development. Research and development expenses increased $393,798, or 34.1%, to $1.6 million for the year ended December 31, 1999, from $1.2 million for the year ended December 31, 1998. The increase was due to our conducting an increased number of pre-clinical and clinical trials and our hiring of additional research and development personnel.




   Royalties. Royalties expense increased $180,979, or 57.4%, to $496,164 for the year ended December 31, 1999, from $315,185 for the year ended December 31, 1998. The increase in royalties expense was attributable to payment of royalties by us to the UKRF for license fees we received under our 1999 agreement with Bausch & Lomb. This increase was partially offset by reduced royalty payments we made to the UKRF as a result of lower Vitrasert sales.

   General and Administrative. General and administrative expenses increased $358,676, or 69.8%, to $872,223 for the year ended December 31, 1999, from $513,547 for the year ended December 31, 1998. The increase was due to our hiring of additional administrative staff and an increase in the costs of outside professional services to manage and support the growth of our business.

   Interest Income. Interest income increased $35,253 to $38,648 for the year ended December 31, 1999, from $3,395 for the year ended December 31, 1998. The increase was due to higher cash balances as a result of payments we received under our 1999 agreement with Bausch & Lomb.


Liquidity and Capital Resources

   For the period from January 1, 1998 through March 31, 2001, we financed our operations through sales of common and preferred stock, which totaled $33.8 million, payments received under collaborative research and development agreements and royalties received, which totaled $14.1 million, and funding under government research grants, which totaled $1.8 million.


   Cash used in operating activities was $1.0 million for the year ended December 31, 1998, cash provided by operating activities was $1.2 million for the year ended December 31, 1999, cash used in operating activities was $276,426 for the year ended December 31, 2000 and cash provided by operating activities was $1.7 million for the three months ended March 31, 2001. The increase in cash provided by operating activities from the year ended
December 31, 1998 to the year ended December 31, 1999 was primarily due to a smaller net loss and the receipt of a license fee under our 1999 agreement with Bausch & Lomb. The decrease in cash provided by operating activities from the year ended December 31, 1999 to the year ended December 31, 2000 was primarily due to an increase in accounts receivable due to the achievement of a milestone under our 1999 agreement with Bausch & Lomb and an increase in other assets caused by our deferral of the costs of this offering until its completion. The cash provided by operating activities for the three months ended March 31, 2001 was due primarily to the receipt of collaborative research and development payments and a milestone payment under our 1999 agreement with Bausch & Lomb.


   Cash used in investing activities was $5,093 for the year ended December 31, 1998, $252,160 for the year ended December 31, 1999 and $12.1 million for the year ended December 31, 2000, and cash provided by investing activities was $505,443 for the three months ended March 31, 2001. The changes were due to increased capital expenditures in each period and, for the year ended December 31, 2000, the purchase of $10.9 million in short-term investments. The cash provided by investing activities for the three months ended March 31, 2001 was primarily due to net maturities of short-term investments, which were partially offset by capital expenditures and a deposit made on a manufacturing facility.


   Cash provided by financing activities was $1.0 million for the year ended December 31, 1998, $34,304 for the year ended December 31, 1999, $30.0 million for the year ended December 31, 2000 and $62,133 for the three months ended March 31, 2001. The decrease in cash provided by financing activities from the year ended December 31, 1998 to the year ended December 31, 1999 was primarily due to reduced proceeds from the sale of common stock and the payment of accrued payroll to officers. The increase of approximately $30.0 million in cash provided by financing activities from the year ended December 31, 1999 to the year ended December 31, 2000 was primarily due to the issuance of Series A convertible preferred stock in August 2000, partially offset by the repayment of a note payable.

   We had working capital deficits of $484,552 at December 31, 1998 and $522,231 at December 31, 1999 and working capital of $23.9 million at December 31, 2000 and $26.8 million at March 31, 2001. The increase in the working capital deficit between 1998 and 1999 was due to an increase in deferred revenue under our 1999 agreement with Bausch & Lomb. The increase in working capital between 1999 and 2000 was primarily due to the sale of Series A convertible preferred stock in August 2000, partially offset by the repayment of a note payable. The increase in working capital for the three months ended March 31, 2001 was primarily due to the reduction of accrued expenses, related to accrued stock compensation, which resulted from the issuance of common stock during the first quarter.


   We had cash and cash equivalents of $129,319 at December 31, 1998, $1.1 million at December 31, 1999, $18.8 million at December 31, 2000 and $21.1 million at March 31, 2001. The increase of approximately $1.0 million in cash and cash equivalents from December 31, 1998 to December 31, 1999 was due to the receipt of a license fee under our 1999 agreement with Bausch & Lomb and the sale of our common stock, partially offset by the payment of deferred payroll compensation and acquisition of capital equipment. The increase of approximately $17.6 million in cash and cash equivalents from December 31, 1999 to December 31, 2000 was primarily due to the sale in August 2000 of our Series A convertible preferred stock for gross proceeds of approximately $34.5 million. We also repurchased 2,514,015 shares of our common stock for approximately $3.5 million and acquired $10.8 million of short-term investments in 2000. The increase in cash and cash equivalents for the three months ended March 31, 2001 was primarily due to net sales of short-term investments.






   We anticipate that we will increase our use of cash in the future as we continue to research, develop and manufacture our proposed products. We have committed to expend an additional $4.0 million in late 2001 to acquire a manufacturing facility. We believe that our existing cash and investment securities and anticipated cash flow from existing collaborations together with the net proceeds of this offering will be sufficient to support our current operating plan for at least the next two years. Our future capital requirements will depend on many factors, including:


  . the number, rate and progress of our research programs and pre-clinical and clinical trials,

  . the achievement of the milestones under the Bausch & Lomb agreement and any future collaborations,

  . the results of clinical trials,

  . our ability to establish and maintain strategic alliances, including our collaboration with Bausch & Lomb,


  . the success of Bausch & Lomb and future marketing partners in commercializing our products, and

  . costs incurred in enforcing and defending our patent claims and other intellectual property rights.

   If we require additional capital, it may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to our products, technologies or potential markets, which could have a material adverse effect on our business. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders could be diluted.

Disclosure About Market Risk


   Our exposure to market risk is principally confined to our cash and cash equivalents, which consist of money market accounts and short-term investments. We do not use derivative instruments to hedge interest rate exposure. Due to the nature of our investments, we believe we are not subject to material market risk.

                                    BUSINESS

Overview

   We design, develop and manufacture innovative, sustained-release drug delivery products. Our products are designed to treat severe and chronic diseases that have limited or no effective treatment options and represent significant market opportunities. We design our products to deliver the appropriate quantity of approved drugs directly to a target site at a controlled rate for a predetermined period of time ranging from days to years. We have developed proprietary technologies that serve as platforms for our products. We believe these platform technologies will allow us to extend the therapeutic value of a wide variety of drugs while virtually eliminating the variations in drug concentration at the target site and adverse side effects characteristic of most traditional drug treatments.


   We have obtained Food and Drug Administration approval for and commercialized one product based on our patented Aeon platform technology and are using this technology to develop four additional products currently in advanced clinical trials. Vitrasert, our Aeon product for the treatment of CMV retinitis, a blinding eye disease afflicting late-stage AIDS patients, has been sold since 1996 and is currently one of the most effective approved treatments for this disease. Since 1996, we have focused our efforts primarily on research and development of additional products based on our Aeon technology. We currently have Aeon products in clinical trials for the treatment of diabetic macular edema, uveitis and age-related macular degeneration, three leading causes of blindness that affect over one million eyes in the United States. The Food and Drug Administration has agreed to review two of these products on an expedited basis called "fast track" status. Both of these products commenced pivotal clinical trials in December 2000. We expect that our third ophthalmic product, as well as our Aeon product for the treatment of brain tumors, will enter multi-center Phase II clinical trials in 2001. Our pipeline also includes products in pre-clinical development for the treatment of severe osteoarthritis and post-surgical pain.



Industry Background

   Severe and chronic diseases, such as blinding eye diseases, cancer, severe osteoarthritis, multiple sclerosis and Alzheimer's disease, afflict millions of people each year and are becoming more prevalent as the population ages. Despite continuing advances in medical and pharmaceutical technologies, current treatment options for many of these diseases are inadequate. Drug treatments for these diseases, where they exist, often offer only temporary or limited therapeutic benefits and cause adverse side effects.

   The therapeutic value of a drug depends on its distribution throughout the body, reaction with the targeted site, reaction with other tissues and organs in the body, and elimination from the body. In an ideal treatment, the appropriate amount of drug is delivered to the intended site in the body and maintained there for an adequate period of time without adversely affecting other tissues and organs. Accordingly, the manner in which a drug is delivered can be as important to the ultimate therapeutic value of the treatment as the intrinsic properties of the drug itself.


   Drugs are typically administered systemically by oral dosing or by injection and then disperse throughout the body. In many cases, this administration method does not deliver drugs to the intended site at an adequate concentration for a sufficient period of time, fails to achieve the maximum potential therapeutic benefit and results in adverse side effects.


   Because systemically delivered drugs disperse throughout the body, they often must be administered at high dosage levels in order to achieve sufficient concentrations at the intended site. Some areas of the body, such as the eyes, joints, brain and nervous system, have natural barriers that impede the movement of drugs to those areas, requiring the administration of even higher systemic doses. These high dosage levels can cause harmful side effects, called systemic side effects, when the drug interacts with other tissues and organs.

   Most systemic delivery methods also result in variability in drug concentration over the course of each dose. The high drug concentration immediately after dosing can cause toxicity and harmful side effects. As time elapses after dosing, the drug concentration can rapidly diminish to levels too low to provide any therapeutic benefit. In many cases, the optimal concentration of drug is present at the target site for only a small period of time.

   Timely and repeated administration of drugs by the patient is often necessary to maintain therapeutic drug levels over an extended period of time. However, patients often fail to take drugs as prescribed and, as a result, do not receive the potential therapeutic benefit. The risk of patient noncompliance increases if multiple drugs are required, the dosing regimen is complicated or the patient is elderly or cognitively impaired.

   Due to the drawbacks of traditional drug delivery, the development of novel methods to deliver drugs to patients in a more precise, controlled fashion over sustained periods of time has become a multibillion dollar industry. Recently developed drug delivery methods include oral and injectable controlled-release products and skin patches. These methods seek to improve the consistency of the dosage over time and extend the duration of delivery. However, most of these methods cannot provide linear, controlled dosage or deliver drugs for a sufficiently long duration. This reduces their effectiveness for diseases that are chronic or require precise dosing. In addition, most of these methods still deliver drugs systemically and, as a result, can still cause adverse systemic side effects.


The CDS Advantage

   We design our innovative sustained-release drug delivery products to provide extended, controlled, localized delivery of approved drugs for the treatment of severe and chronic diseases. Key advantages of our proprietary platform technologies include:


  . Localized Delivery. We design our products to be implanted directly at a target site. By using the natural barriers of the body to isolate and maintain appropriate concentrations of drug at the target site, we believe our products will maximize the therapeutic effect of a drug, while minimizing unwanted systemic side effects.

  . Controlled Release Rate. We design our products to release drugs at a linear or other controlled rate. We believe this will allow our products to maintain the optimal drug concentration at a target site and eliminate variability in dosing over time. By controlling the quantity of drug delivered over the duration of treatment, we believe our products will significantly improve the therapeutic benefits of treatment.

  . Extended Delivery. We design our products to deliver drugs to target sites for predetermined periods of time ranging from days to years. We believe this uninterrupted, sustained delivery will reduce the need for repeat applications, eliminate the risk of patient noncompliance and provide more effective treatments.

  . Reduced Development Risk. Vitrasert demonstrated the commercial viability of our Aeon platform technology. Our products in clinical trials use this same technology to deliver drugs already approved by the FDA for the treatment of other diseases. As a result, we believe we can develop these and future products in less time, at a lower cost and with less risk than is typically associated with drug discovery and development.


  . Cost-effective Therapy. We believe that by delivering the appropriate amount of drug for an extended period of time, our products will reduce the need for costly repeat treatments, hospitalizations and chronic care. In addition, we believe that by virtually eliminating adverse systemic side effects, our products will further reduce the cost of treating the diseases we target.

Our Strategy

   Our proprietary platform technologies employ novel therapeutic approaches designed to treat severe and chronic diseases that have limited or no effective treatment options. Our objective is to revolutionize the treatment of the severe and chronic diseases that we target and to develop products that become the standard of care for these diseases. In order to achieve this objective, we intend to:


  . Focus on Severe and Chronic Diseases that Represent Significant Market
    Opportunities. We focus our product development on severe and chronic diseases that we believe would be treatable with drugs already approved by the FDA for the treatment of other diseases if those drugs could be delivered safely and effectively to the disease site. These diseases represent significant market opportunities because they have limited or no currently effective treatments and affect large numbers of people. We are currently developing products to treat blinding eye diseases, brain tumors and severe osteoarthritis. In the future, we plan to target such diseases as Alzheimer's disease, multiple sclerosis, post-surgical pain and prostate cancer.


  . Rapidly Commercialize Our Products for Blinding Eye Diseases. We plan to aggressively pursue the development of our products for blinding eye diseases. We believe that the FDA approval and the commercial acceptance of Vitrasert, our product for the treatment of CMV retinitis, validated our Aeon platform technology for the treatment of eye disease. We are using the same technology to develop products for the treatment of three leading causes of blindness. The FDA has granted fast track status to two of these products, each of which entered pivotal trials in December 2000. We expect the third product to enter Phase II trials in 2001. We have selected Bausch & Lomb to market our products for the treatment of blinding eye diseases, and it is publicizing our platform technology under the Envision TD brand name.


  . Extend Our Technology Platforms into Additional Therapeutic Areas. We believe that we can easily adapt our existing platform technologies to treat additional diseases by modifying the design of the product or varying the drug delivered. For example, we are modifying our Aeon implant designed to treat eye diseases to develop a product to treat severe osteoarthritis. By using drugs already approved by the FDA for the treatment of other diseases in our adaptable platform technologies, we believe we will be able to develop products more rapidly and with lower risk than conventional drug discovery and development.


  . Develop Multiple Distribution Channels. In order to distribute our products effectively, we expect to either enter into joint marketing or license arrangements with established, industry-leading marketing partners or independently commercialize our products using a targeted sales force. Our commercialization strategy for each product will depend upon many factors, including the market size, the expected cost and duration of the regulatory approval process and the projected costs and complexity of marketing the product. We expect to retain our rights to the underlying technology in any licensing arrangements.


  . Expand Internal Capabilities. To date, we have primarily been a research and development company. We intend to broaden our strengths to gain increased control over product development and greater flexibility in our commercialization strategy by hiring additional personnel to oversee our clinical trials, developing our commercial manufacturing capacity and adding sales and marketing capabilities.


Our Proprietary Platform Technologies


   Our two proprietary platform technologies are the Aeon system and the Codrug system. Our one commercial product and all of our products currently in clinical trials are based on our Aeon technology. Applications of our Codrug technology are in pre-clinical trials.


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 Aeon Platform Technology

   The Aeon system consists of a drug core surrounded by a series of polymer layers. Several of these polymer layers are permeable, allowing the drug to pass through them into the target site at a controlled rate for a predetermined period of time ranging from days to years. We believe our Aeon technology can be used to deliver almost any drug that is stable at body temperature for the expected duration of delivery. By changing the implant design, we can control both the rate and duration of release to meet different therapeutic needs. We are currently using our Aeon platform technology to develop products for the treatment of blinding eye diseases, severe osteoarthritis and brain tumors. We are currently testing two implants with two different dosages of the same drug for the treatment of three eye diseases. Results of clinical trials may indicate that the same implant is appropriate for all three diseases, allowing us to use one product for these three diseases.


  Blinding Eye Diseases

   Our first commercial product, Vitrasert, demonstrated the feasibility and effectiveness of our Aeon platform technology by providing sustained, localized treatment of CMV retinitis. We are now extending our Aeon technology to treat diabetic macular edema, uveitis and age-related macular degeneration, three leading causes of blindness.

   CMV Retinitis. Cytomegalovirus, or CMV, retinitis, a blinding eye disease, is a viral infection of the eye that frequently occurs in individuals with AIDS. Although common in the early 1990s, improvements in the treatment of AIDS/HIV have significantly decreased the incidence of CMV retinitis in more developed countries. Our Vitrasert implant for CMV retinitis has been sold since 1996 and provides sustained treatment of the disease for six to eight months. Our implant gained greater than a 20% market share in its first year of commercialization and has been used in over 10,000 eyes since 1996. Studies show that Vitrasert is one of the most effective approved treatments for CMV retinitis.


   Diabetic Macular Edema. Diabetic retinopathy is a disease that causes the blood vessels in the eyes of diabetics to progressively deteriorate and leak fluid, causing the retina to swell. Diabetic macular edema, a form of diabetic retinopathy, is a blinding eye disease that occurs when diabetic retinopathy affects the macula, the most sensitive part of the retina. Diabetic macular edema is a major cause of vision loss in diabetics. We estimate that over 750,000 eyes in the United States and over 1.5 million eyes outside the United States suffer from diabetic macular edema of sufficient severity to warrant treatment. We are not aware of any approved drug treatment for this disease. The only current treatments are laser therapy which burns the retina, either in specific sites or in a grid, and vitrectomy, a major eye surgery which involves the removal of the vitreous gel from the cavity of the eye and the surgical dissection of the scar tissue membranes off the surface of the retina. Both treatments only slow the progression of the disease, and at best temporarily reverse vision loss in some patients.


   We are developing a three-year Aeon implant to treat diabetic macular edema. In our preliminary clinical trials, all treated eyes showed reversal of the disease, and the average visual acuity of all treated eyes improved dramatically, including patients who had been functionally blind prior to treatment. This is the first study of which we are aware that demonstrated a long-term improvement in the visual acuity of patients with diabetic macular edema. Based on the results of our preliminary clinical trials, the FDA has granted fast track status to our Aeon implant for diabetic macular edema, and we started pivotal clinical trials in December 2000.


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



   Uveitis. Uveitis is an autoimmune condition characterized by inflammation of the inside of the eye that can cause sudden or gradual vision loss. We estimate that over 175,000 eyes in the United States suffer from severe uveitis. Treatments include steroidal eye drops, ocular injections of steroids, oral systemic steroidal and non-steroidal anti-inflammatory medication and chemotherapy. These treatments, if successful, generally only slow the progression of uveitis. In addition, systemic treatment and chemotherapy often cause severe side effects.

   We are developing a three-year Aeon implant to treat severe uveitis. Our Phase I/II clinical trials involved patients with severe, intractable uveitis and significant vision loss who had previously received systemic therapy with steroids or chemotherapy. In these trials, our Aeon implant completely controlled the uveitis in the treated eyes and permitted the withdrawal of systemic therapy, leading to a virtual elimination of adverse systemic side effects. In the patients that were monitored for more than one year, the average visual acuity of the treated eyes improved significantly.


   Based on the results of our preliminary clinical trials, the FDA granted fast track status to our Aeon implant for uveitis, and we started pivotal clinical trials in December 2000. The FDA has designated our Aeon implant for the treatment of uveitis as an orphan drug, qualifying us to receive exclusive marketing rights for seven years.


   Age-Related Macular Degeneration. Age-related macular degeneration, or ARMD, is the leading cause of severe visual impairment and blindness in Americans over 60 and affects more than five million people in the United States. ARMD has two forms, dry and wet. With dry ARMD, the cells in the central retina die slowly resulting in gradual central vision loss. Wet ARMD occurs when blood vessels grow abnormally beneath the most sensitive part of the retina, the macula. The abnormal blood vessels leak, bleed and form scar tissue under the macula, resulting in sudden and severe loss of central vision. Approximately 10% to 15% of ARMD patients have wet ARMD, but it is responsible for 85% to 90% of all vision loss resulting from ARMD. There are currently no approved treatments for dry ARMD. Forms of therapy for wet ARMD include laser treatment and photodynamic therapy, a treatment that employs a laser to activate a drug administered intravenously. Only 10% to 15% of patients with wet ARMD can be treated with laser therapy. Laser therapy generally causes an immediate and substantial loss of vision, followed by a stabilization in vision at the reduced level. Approximately 30% of patients with wet ARMD can be treated with photodynamic therapy. The most favorable expected outcome of photodynamic therapy is vision stabilization. However, photodynamic therapy achieves this result in only approximately 15% of patients treated and must be performed three to four times per year.


   We are developing three-year Aeon implants to treat both wet and dry ARMD. In our Phase I/II clinical trials, we treated patients suffering from various forms of abnormal new blood vessel growth beneath the macula, including several with wet ARMD. The average visual acuity of the patients in the trial stabilized during the follow-up period. Based on this study, we expect to start multi-center Phase II clinical trials of our Aeon implant for wet ARMD in 2001. We also plan to commence a Phase I/II trial of our Aeon implant for dry ARMD in 2001.


  Non-Ophthalmic Diseases


   We believe our Aeon platform technology can be adapted to treat other parts of the body which, like the eye, are difficult to treat.

   Severe Osteoarthritis. Osteoarthritis is a disease that attacks cartilage. Surfaces of joint cartilage and underlying bone compress and become irregular, leading to pain, inflammation, bone spurs and limited movement. Osteoarthritis is one of the most common disabilities in the United States, affecting approximately 30 million Americans. As osteoarthritis progresses, serious joint damage and chronic pain can result. The goal of treatment is to reduce joint pain and inflammation while improving and maintaining joint function. Current treatments for osteoarthritis are weight reduction, physical therapy and oral anti-inflammatory and anti-pain medications. However,

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


there is no evidence that drug treatment changes the course of the disease. The effectiveness of these treatments decreases as the disease progresses. In severe osteoarthritis, joint replacement surgery is common, but sometimes is forestalled with injections of steroids into the affected joint. Nevertheless, in recent years, there have been in excess of 500,000 knee or hip replacement surgeries in the United States annually, which we believe were mainly due to osteoarthritis.


   We are developing a three-year Aeon implant designed to treat severe osteoarthritis and to delay and possibly eliminate the need for joint replacement surgery. We are currently completing pre-clinical animal studies of this implant.

     Brain Tumors. Each year, over 20,000 people in the United States develop primary brain tumors. Patients with brain tumors are generally treated with surgery, radiation therapy and chemotherapy. Surgery usually cannot completely remove tumor cells in the brain. Radiation and chemotherapy generally cause significant systemic side effects and cannot be safely given at levels sufficient to eradicate all malignant brain cells. As a result, in most cases, these treatments cannot prevent brain tumors from recurring.

   We have developed an Aeon implant, called Ceredur, that is designed to increase the life expectancy of patients with primary brain tumors. Similar to our other Aeon implants, our Ceredur implant releases a drug at a controlled rate for a predetermined period of time. Ceredur is refillable from outside the body and can deliver drugs such as proteins and peptides. During therapy, the physician can change the release rate by changing the concentration of drug used. Since Ceredur is refillable, it can potentially deliver drugs indefinitely.


   In our Phase II clinical trial with Ceredur implants, we studied patients with recurrent glioblastoma, a serious form of brain cancer with an average life expectancy for patients of eight weeks when left untreated. We observed no significant safety issues in the Phase II trial. The Radiation Therapy Oncology Group, a clinical trials group funded by the National Institutes of Health, will conduct and fund a multi-center Phase II clinical trial using the Ceredur implant to treat brain tumors.


  Future Disease Targets

   We are currently evaluating the feasibility of using Aeon products to treat various forms of cancer, Alzheimer's disease and multiple sclerosis.

 Codrug Platform Technology

   Our proprietary Codrug platform technology allows the simultaneous release of multiple drugs from the same product at the same, controlled rate over a predetermined period of time. Using this technology, we link two or more drugs together with a chemical bond, called a covalent bond, creating a new, inactive compound. This compound can then be delivered to the target site by virtually any delivery method. Once delivered, the compound dissolves at a predetermined rate and separates into the original drugs as the chemical bond breaks apart. We believe that most drugs can be chemically linked with our Codrug technology, and we have synthesized a Codrug library of over 350 drug combinations. We are currently evaluating a Codrug product for the treatment of post-surgical pain through the sustained release of anti-inflammatory and pain-killing drugs directly at the surgical site.


Strategic Collaborations

   We have entered into agreements with two leading eye care companies to develop and commercialize our initial products. In both of these agreements, we retained our rights to the underlying technologies.



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

 Chiron Vision Corporation

   Our first collaboration was with Chiron Vision Corporation, a subsidiary of Chiron Corporation. Under a 1992 licensing and development agreement, Chiron financed the development of Vitrasert, and we granted Chiron a worldwide, exclusive license to make and sell products based on the Aeon technology used in Vitrasert for the treatment of conditions of the eye. Chiron commenced commercial sales of Vitrasert following FDA approval in 1996. Bausch & Lomb acquired Chiron Vision Corporation in 1997, assumed this agreement and currently markets and sells Vitrasert. Bausch & Lomb pays us royalties on net sales of Vitrasert under this agreement. Bausch & Lomb may terminate this agreement at any time on 180 days' written notice.


 Bausch & Lomb Incorporated

   In 1999, we expanded our relationship with Bausch & Lomb by entering into a licensing and development agreement for additional products for the treatment of eye diseases. We granted Bausch & Lomb a worldwide, exclusive license for the life of the relevant patents to use our technologies for the treatment, prevention or diagnosis of any disease, disorder or condition of the eye in humans or in animals.

   Under our licensing and development agreement, Bausch & Lomb has agreed to fund the development of our products for the treatment of diabetic macular edema, uveitis and age-related macular degeneration. Bausch & Lomb has committed to fund budgeted research and development performed by them and by us, and to make license fee and milestone payments to us. This commitment currently totals approximately $77 million. Under the agreement, we will manufacture products for clinical trials and serve as a secondary manufacturing source for commercial products.


   A joint steering committee is responsible for managing and overseeing the development process under the licensing and development agreement. The agreement contains a research and development plan, a budget that governs the amounts to be spent and reimbursed to us, and a marketing plan that sets forth product-specific sales minimums for defined markets to be met by Bausch & Lomb. The steering committee meets periodically to discuss and revise the budget and the research and development and marketing plans.

   Bausch & Lomb has agreed to pay us royalties on net sales of licensed products. If Bausch & Lomb fails to achieve the product-specific sales minimums for a defined market set forth in the marketing plan, Bausch & Lomb must pay us the royalties due under those predetermined sales minimums or the license becomes non-exclusive for the applicable product in the applicable market. Bausch & Lomb may terminate the agreement at any time on 90 days' written notice, subject to wind-down provisions, including payment of all milestone and budgeted research and development payments due and payable to us within that 90-day period.

   Bausch & Lomb has begun publicizing our Aeon platform technology under the Envision TD brand name and has publicly identified our proposed ophthalmic products as its highest development priority. As of May 31, 2001, Bausch & Lomb owned approximately 23.5% of our outstanding common stock.


Sales and Marketing

   Bausch & Lomb currently markets and sells Vitrasert and has the right to market and sell the other ophthalmic products we are developing and may develop. In the future, we expect to independently commercialize some of our proposed non-ophthalmic products using a targeted sales force that we plan to develop. In appropriate cases, we plan to enter into joint marketing or license arrangements for non-ophthalmic products with established, industry-leading marketing partners.


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


Because our products in clinical trials use a proven technology platform to deliver drugs that have already been approved for the treatment of other diseases by the FDA, we believe the development cycle for these products will be shorter than traditional drug discovery and development. We believe this will allow us to enter into marketing alliances at a later stage of clinical development, when the product development risk is diminished, and retain greater economic participation. When determining our commercialization strategy for a product, we will consider the market size, the expected cost and duration of the regulatory approval process, the projected costs and complexity of marketing the product, competition and other factors. We expect to retain our rights to the underlying technology in any licensing arrangements.


Reimbursement

   The cost of the Vitrasert and the associated surgical fee are covered by Medicaid and Medicare, most major health maintenance organizations and most health insurance carriers. We believe that the Medicare reimbursement code for the Vitrasert implantation procedure will cover the implantation procedure for our other ophthalmic Aeon products once they are approved by the FDA. Based on our experience with Vitrasert, we believe that we will be able to obtain Medicare reimbursement codes for additional Aeon products. We believe our success in obtaining coverage for Vitrasert and the success of our Vitrasert pricing strategy will facilitate third-party payor reimbursement of our other proposed Aeon products.

Manufacturing

   We have a manufacturing facility located at our corporate headquarters in Watertown, Massachusetts. We believe that manufacturing our products is a complex process involving our proprietary know-how. All of the supplies we use to manufacture our products in clinical trials are readily available from a variety of sources and we are not dependent on any one supplier. We manufacture implants for all of our ophthalmic clinical trials, and are developing the production capacity to support initial commercialization of our Aeon products for diabetic macular edema, uveitis and age-related macular degeneration. We are expanding our manufacturing capabilities so that we can support full commercialization of our products and have agreed to purchase a 34,000 square foot facility which we expect to use for manufacturing and research and development. We believe that we can achieve significant economies of scale by producing several different products based on the same technology platforms.

Patents, Licenses and Intellectual Property

 Intellectual Property Strategy

   Our commercial success will depend, in part, on our ability to obtain patent protection in the United States and elsewhere for our products or our processes. We therefore seek, whenever possible, to obtain protection for these products and processes. We also seek to expand our product and process portfolio through collaborations, funded research and licensing technology from others.

 Patents and Patent Applications

   We have filed and continue to file patent applications with respect to multiple aspects of our technologies, products and processes. As of May 31, 2001, we had, or had exclusive rights to, eight United States patents and 20 foreign patents. In addition, as of that date, we had, or had exclusive rights to, six patent applications pending in the United States and 42 patent applications pending in foreign countries. Our patents expire at various dates starting in 2012. We believe that our patent applications include novel technologies of potential commercial significance. However, due to the extended period of time for review of patent applications in the medical device and pharmaceutical field, we cannot be certain as to when decisions regarding our patent applications will be made. Moreover, we do not know if any patents will be granted to us or, if issued to us, will be sufficiently broad to provide a competitive advantage. Any patent granted to us may be challenged or circumvented by a competitor.

   The University of Kentucky Research Foundation holds five United States patents and related foreign patents on aspects of our Aeon and Codrug platform technologies. We have exclusive licenses for these patents and related know-how and are obligated to pay the University of Kentucky Research Foundation royalties based on sublicensing of these patents and sales of products utilizing these patents.

   The enactment of the legislation implementing the General Agreement on Tariffs and Trade resulted in changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed after June 8, 1995 is no longer a period of 17 years from the date of grant. The new term of United States patents for applications filed after June 8, 1995 commences on the date of issuance and terminates 20 years from the earliest effective filing date of the application in the United States. Because the time from filing to issuance of medical device and pharmaceutical patent applications is often more than three years, the 20-year term from the effective date of filing may result in a substantially shortened term of patent protection which may adversely impact our patent position. However, legislation effective for patent applications filed on or after May 29, 2000 allows the opportunity to recover or adjust patent terms under limited circumstances. The opportunity for recovery or adjustment of patent terms will not be available for most of our patents and patent applications since the filing dates of these patents and patent applications precede the effective date of the legislation. If the patent term is shorter in the United States, our business could be adversely affected to the extent that the duration and level of the royalties we are entitled to receive from licenses of our strategic patents are based on the existence of a valid patent.


 Other Proprietary Rights

   Some elements of our drug delivery devices, processes or methods of manufacturing involve unpatented proprietary technology, processes, know-how or data. With respect to proprietary technology, know-how and data which are not patentable or potentially patentable or processes other than production processes for which patents are difficult to enforce, we have chosen or may chose to protect our interests by relying on trade secret protection and confidentiality agreements with our employees, consultants and contractors. To maintain the confidentiality of trade secrets and proprietary information, we maintain a policy of requiring employees, scientific advisors, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements are designed both to enable us to protect our proprietary information by controlling the disclosure and use of technology to which we have rights, and to provide for our ownership of proprietary technology that we develop. However, we cannot assure you that these agreements will provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.

Competition

   The pharmaceutical and drug delivery industries are highly competitive. Our one commercial product, Vitrasert, primarily competes with treatments involving the systemic delivery of ganciclovir, a Roche Holdings AG product, and other drugs. We must obtain regulatory approval to market our proposed products in order to compete. We expect that our proposed products, if approved, will compete with existing therapies for our targeted diseases as well as new drugs, therapies, drug delivery systems or technological approaches that may be developed to treat these diseases or their


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

underlying causes. Any of these drugs, therapies or systems may receive government approval or gain market acceptance more rapidly than our proposed products, may offer therapeutic or cost advantages or may cure our targeted diseases or their underlying causes completely. As a result, our proposed products may become noncompetitive or obsolete.

   We believe that pharmaceutical, drug delivery and biotechnology companies, research organizations, governmental entities, universities, hospitals and other nonprofit organizations and individual scientists are seeking to develop therapies for our targeted diseases. For many of our targeted diseases, competitors have already commercialized, or are in advanced stages of development of, alternative therapies. For example, Eli Lilly and Company is in advanced trials for its PKC beta inhibitor for the treatment of diabetic macular edema. Novartis AG and QLT Inc. are currently marketing their Visudyne(TM) photodynamic therapy for the treatment of age-related macular degeneration. Novartis also markets a cyclosporine product for the treatment of uveitis. Guilford Pharmaceuticals Inc. has developed its Gliadel(R) wafer implant for the treatment of brain tumors. Various cyclooxygenase 2, or COX-2, inhibitors, such as VIOXX(R) marketed by Merck & Co., Inc. and Celebrex(R) co-marketed in the United States by Pharmacia Corporation and Pfizer Inc., are used for the treatment of osteoarthritis. Oculex Pharmaceuticals, Inc. and Allergan, Inc. have announced that they have entered into a collaboration agreement to develop products to treat diseases occurring in the retina and the back of the eye based on Oculex's drug delivery technologies.


   Many competitors and potential competitors have greater research and development, financial, regulatory, manufacturing, marketing, and sales experience and resources than we do and represent significant potential competition to us. We believe our ability to protect our intellectual property from challenges by others and to enforce our patent rights against potential infringement will be important to our competitive position.

Government Regulation

   The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our drug delivery products.

   The process required by the FDA under the new drug provisions of the Federal Food, Drug and Cosmetics Act before our products may be marketed in the United States generally involves the following:

  . pre-clinical laboratory and animal tests,

  . submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin,

  . adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed pharmaceutical in our intended use,

  . submission to the FDA of a new drug application, and

  . FDA review and approval of the new drug application.

The testing and approval process requires substantial time, effort, and financial resources and we cannot be certain that any approval will be granted on a timely basis, if at all.

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

   Pre-clinical tests include laboratory evaluation of the product, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before we may begin human clinical trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. There is no certainty that pre-clinical trials will result in the submission of an IND or that submission of an IND will result in FDA authorization to commence clinical trials.

   Clinical trials involve the administration of the investigational product to human subjects under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent institutional review board at the institution where the study will be conducted. The institutional review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

   Human clinical trials are typically conducted in three sequential phases which may overlap:

  . PHASE I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

  . PHASE II: Studies are conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

  . PHASE III: Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites. Phase III or IIb/III trials are often referred to as pivotal trials, as the data from these trials are used for the final approval of a product.


   In the case of products for life-threatening diseases such as cancer, or severe conditions such as blinding eye disease, the initial human testing is often conducted in patients with the disease rather than in healthy volunteers. Since these patients already have the targeted disease or condition, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials and so these trials are frequently referred to as Phase I/II trials. If a product uses a combination of drugs, the FDA requires that clinical trials demonstrate that the combination is safe and effective and that each drug contributes to efficacy. We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, we, the FDA, the institutional review board or the sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.


   The results of product development, pre-clinical studies and clinical studies are submitted to the FDA as part of a new drug application for approval of the marketing and commercial shipment of the product. The FDA may deny a new drug application if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if the additional data is submitted, the FDA may ultimately decide that the new drug application does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards for production and distribution is not maintained or if safety problems occur after the product reaches the market. In addition, the FDA requires surveillance programs to monitor approved products which

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

have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

   The FDA has a fast track program intended to facilitate the development and expedite the review of drugs that, based on a preliminary evaluation of clinical data, demonstrate the potential to address unmet medical needs for treatment of serious or life-threatening diseases. If the FDA grants fast track status to a product, a company can submit portions of the new drug application to the FDA for review before the entire application is complete. In addition, the FDA undertakes to complete its review process within six months of the filing of the complete new drug application. Vitrasert received fast track status prior to its approval in 1996, and two more of our products received fast track status in 2000. We may seek to have some of our other product candidates designated as fast track products, with the goal of reducing the development and review time. We cannot guarantee that the FDA will grant any of our future requests for fast track designation, that any fast track designation will affect the time of review, or that the FDA will approve the new drug application submitted for any of our product candidates, whether or not the FDA grants a fast track designation. Additionally, the FDA approval of a fast track product can include restrictions on the product's use or distribution such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training or expertise. The FDA may grant conditional approval of a product with fast track status and require additional clinical studies following approval.

   Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the pharmaceutical product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in pre-clinical or early stage clinical trials does not assure success in later stage clinical trials. Data from pre-clinical and clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications. Further, even after the FDA approves a product, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

   Any products we manufacture or distribute under FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practices, which impose procedural and documentation requirements upon us and our third party manufacturers.

   We are also subject to numerous other federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

   We also are subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products which we sell outside the United States. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Whether or not we obtain FDA approval, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before manufacturing or marketing the product in those countries. The approval process varies from country to country and the time required for these approvals may differ substantially from that required for

FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country. For clinical trials conducted outside the United States, the clinical stages generally are comparable to the phases of clinical development established by the FDA.

Employees

   As of May 31, 2001, we had 53 full-time employees, including 19 in research and development and 19 in general and administrative roles. Of the 53 employees, 20 hold Ph.D., M.D. or masters degrees. None of our employees is represented by a collective bargaining unit, and we have never experienced a work stoppage. We consider our relations with our employees to be good.


Facilities

   We occupy an 18,000 square foot facility in Watertown, Massachusetts, located approximately eight miles from downtown Boston. The facility is composed of 10,000 square feet of laboratory space, including a Class 100,000 clean room, a synthetic chemistry laboratory, analytical laboratory, pre-production laboratory and a pharmaceutical development laboratory. The remaining 8,000 square feet is dedicated to general office space. We have agreed to lease an additional 4,000 square feet of office space. Our leases concurrently run through November 2003, with a three-year extension at our option.


   We have agreed to purchase a 34,000 square foot facility in Watertown, Massachusetts for approximately $4.5 million in late 2001. We anticipate using this space primarily for manufacturing and research and development. We are currently leasing a portion of that space until we complete the acquisition.

                                   MANAGEMENT

Officers and Directors


   The following table sets forth information regarding our officers and directors as of May 31, 2001.



Name                      Age                     Position
----                      --- -------------------------------------------------
Paul Ashton, Ph.D. .....  40  President, Chief Executive Officer and Director
Thomas J. Smith, M.D. ..  50  Chairman of the Board of Directors
Michael J. Soja.........  52  Vice President and Chief Financial Officer
Kathleen T. Karloff.....  46  Vice President of Operations
Michael D. Mays.........  34  Vice President and Treasurer
Robert W. Shimizu,
 Ph.D. .................  47  Vice President of Business Development
Kenneth A. Walters,
 Ph.D...................  51  Senior Vice President of Research and Development
Alan L. Crane...........  37  Director
James L. Currie.........  64  Director
William S. Karol........  44  Director
Stephen C. McCluski.....  49  Director


   Paul Ashton, Ph.D. is one of our founders. He has served as a director since our inception in 1991 and as President and Chief Executive Officer since 1996. Since 1998, Dr. Ashton has been a Professor of Ophthalmology at the University of Kentucky. From 1996 to 2000, he served on the faculty of Tufts University. Dr. Ashton received a B.Sc. in Chemistry from Durham University, England and a Ph.D. in Pharmaceutical Science from the University of Wales.

   Thomas J. Smith, M.D. is one of our founders. He has served as a director since our inception in 1991, as President from 1991 to 1992, as Medical Director since 1992 and as Chairman of the Board of Directors from 1992 to the present. Dr. Smith, a board-certified ophthalmologist, was a principal in the Chandler-Simmons practice in Boston, Massachusetts from 1991 to 1996. Since 1997, Dr. Smith has been a Professor of Ophthalmology at the University of Kentucky. From 1991 to 1996, he served on the faculty of Harvard University. Dr. Smith received an M.D. from the University of Toronto.

   Michael J. Soja has served as our Vice President and Chief Financial Officer since February 2001. From 1974 through January 2001, Mr. Soja worked for XTRA Corporation, a lessor of transportation equipment, serving since 1990 as Vice President and Chief Financial Officer. Mr. Soja received a B.A. in Mathematics from the College of the Holy Cross in 1970, an M.S. in Accounting from Northeastern University in 1971 and an M.B.A. from Babson College in 1978.


   Kathleen T. Karloff has served as our Vice President of Operations since June 2000. From March 1998 through May 2000, Ms. Karloff worked for MacroChem Corporation, a drug delivery development company, as Director of Chemistry, Manufacturing and Controls. From 1984 to 1998, Ms. Karloff worked for Boston Scientific Corporation, a medical device company, in various positions, most recently as Director of Manufacturing. Ms. Karloff received her B.S. in Microbiology from Montana State University.

   Michael D. Mays has served as our Vice President and Treasurer since 1999 and served as our Vice President of Finance from 1999 through January 2001. From 1995 to 1999, Mr. Mays worked for WSI, Inc., an environmental technology company, as Corporate Controller, and most recently as Vice President, Mergers and Acquisitions. From 1989 to 1995, Mr. Mays worked for KPMG-Peat Marwick. Mr. Mays received an honors degree in business administration from the University of Windsor, Ontario, Canada and is a Certified Management Accountant.


   Robert W. Shimizu, Ph.D. has served as our Vice President of Business Development since September 2000 and as Vice President of Development since 1997. From 1989 to 1997, Dr. Shimizu worked at Chiron Vision Corporation, a subsidiary of Chiron Corporation, a biotechnology company, in a variety of management roles, most recently serving as Senior Director of Strategic Planning. Dr. Shimizu received a B.A. in Bacteriology from the University of California at Davis and an M.S. and a Ph.D. in Biology from New Mexico State University.



   Kenneth A. Walters, Ph.D. has served as our Senior Vice President of Research and Development since December 2000. From 1992 to 2000, Dr. Walters was a Director of An-eX Ltd., a contract research organization based in Wales. Dr. Walters obtained a Ph.D. in Pharmacology and Toxicology from the University of Strathclyde, Scotland.


   Alan L. Crane has served as a director since 1999. Mr. Crane is Senior Vice President of Corporate Development at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, where he has worked since 1997. Mr. Crane joined Millennium through its merger with ChemGenics Pharmaceuticals Inc., a biotechnology company. From 1995 to 1997, Mr. Crane served as Vice President of Business Development of ChemGenics. From 1994 to 1995, Mr. Crane served as the Vice President, Business Development at Organogenesis Inc., a tissue engineering company.

   James L. Currie has served as a director since August 2000. Mr. Currie is a Managing Director of Essex Woodlands Health Ventures, which he co-founded in 1985. He also serves as a director of Avax Technologies, Inc., a biopharmaceutical company.

   William S. Karol has served as a director since February 2001. Since 1989, Mr. Karol has served as President and Chief Executive Officer of KODA Enterprises Group, Inc., which he founded in 1989. Prior to 1989, Mr. Karol managed the acquisition and strategic planning activities of HMK Enterprises, Inc. Both KODA Enterprises and HMK Enterprises are privately held companies with investments in a variety of industries.


   Stephen C. McCluski has served as one of our directors since November 2000. Since 1995, Mr. McCluski has served as Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, one of our affiliates. Prior to joining Bausch & Lomb in 1988, Mr. McCluski worked at PricewaterhouseCoopers LLP. He currently serves as a director of Charles River Laboratories, Inc., a provider of animal research models.




Officers


   Each officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or officers.


Employment Agreements




   We intend to enter into three-year employment agreements with each of Dr. Ashton, Dr. Smith and Mr. Soja, each agreement renewable for successive one-year terms. Our agreement with Dr. Ashton requires that we employ him in the position of Chief Executive Officer and pay him a salary of $250,000 annually, subject to increase from time to time by the board of directors, plus an annual performance-based bonus. Our agreement with Dr. Smith requires that we employ him in the position of Chairman and pay him a salary of $225,000 annually, subject to increase from time to time by the board of directors, plus an annual performance-based bonus. Our agreement with Mr. Soja requires that we employ him in the position of Chief Financial Officer and pay him a salary of $250,000 annually, subject to increase from time to time by the board of directors, plus an annual performance-based bonus.


   Each agreement provides that we may terminate the executive's employment upon 30 days' notice. If we terminate his employment without cause, or if he terminates his employment for good reason, we must pay the executive 50% of his base salary and a pro rated portion of his annual bonus for the year of termination, within 30 days of termination, and continue to provide medical and life insurance benefits for six months following termination. Also, any options to purchase our common stock held by that executive that were vested as of the termination date will remain exercisable for six months (or three months in the case of incentive stock options).


   If we terminate Dr. Smith, Dr. Ashton or Mr. Soja without cause, or if any of them terminates his employment for good reason during the two-year period following a change of control, in lieu of the benefits outlined above, we must pay that executive 200% of the sum of his base salary and his previous year's bonus together with a pro-rated portion of his annual bonus for the year of termination, within 30 days of termination, and continue to provide medical and life insurance benefits for two years following termination. Also, at that time all options to purchase our common stock or restricted stock held by that executive will vest and remain exercisable for a period of one year. If change of control payments and benefits to any of Dr. Smith, Dr. Ashton and Mr. Soja were to result in an excise tax under the so-called "golden parachute" provisions of the Internal Revenue Code, we would be obligated to pay the executive a tax gross-up payment.


Board Composition

   Our board of directors currently consists of six directors. Each of the directors serves on the board of directors pursuant to the terms of an agreement that will terminate upon the closing of this offering. Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a three-year term. Dr. Ashton and Mr. McCluski will serve in the class whose term expires in 2002, Dr. Smith and Mr. Currie will serve in the class whose term expires in 2003 and Messrs. Karol and Crane will serve in the class whose term expires in 2004. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.


Board Committees

   Our board of directors has established an audit committee and a compensation committee. The audit committee, consisting of Messrs. Crane, Currie and Karol, reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The compensation committee, consisting of Messrs. Crane, Currie and Karol, reviews and determines the compensation and benefits of all of our officers, establishes and reviews general policies relating to the compensation and benefits of all of our employees, and, upon the closing of this offering, will administer our 1997 Stock Option Plan, 2001 Incentive Plan and Employee Stock Purchase Plan.


Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of our current compensation committee has ever served as one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

   Under our 2001 Incentive Plan, upon joining our board of directors, each non-employee director who owns or controls less than 5% of our outstanding capital stock will receive options to purchase 18,000 shares of our common stock upon joining our board of directors and options to purchase 4,950 shares of our common stock at each annual meeting at which the director continues or is reelected to serve. The initial grant will vest ratably yearly over the course of three years, and each annual grant will vest after one year.


   Our directors currently do not receive any cash compensation from us for their services as members of the board of directors. We reimburse our directors for out-of-pocket expenses in connection with attendance at board and committee meetings. All of our directors, including non-employee directors, are eligible to participate in our 2001 Incentive Plan and our 1997 Stock Option Plan.

   In November 1999, we granted options to purchase 157,500 shares of common stock to Mr. Crane for his services as a director. Options to purchase 67,500 shares vested immediately upon grant, and the remainder vest ratably each year over the ensuing five-year period.


   In June 2001, we granted options to purchase 18,000 shares of our common stock to Mr. Karol. One third of the options initially vest one year from the date of grant, and the remainder vest ratably yearly over the ensuing two-year period.


Executive Compensation

   The following table sets forth a summary of the compensation paid during the fiscal year ended December 31, 2000 to our Chief Executive Officer and to all of our other executive officers during 2000 whose salary and bonus exceeded $100,000. We refer to these persons as the named executive officers.


                           Summary Compensation Table


                                       Annual       Long-term
                                     Compensation  Compensation
                                   --------------- ------------
                                                    Securities
                                                    Underlying     All Other
Name and Principal Position   Year  Salary  Bonus    Options    Compensation (1)
---------------------------   ---- -------- ------ ------------ ----------------
Paul Ashton, Ph.D. .......... 2000 $202,333 $3,000       --          $5,077
 President and
 Chief Executive Officer
Thomas J. Smith, M.D. ....... 2000  176,842  3,000       --           4,442
 Chairman of the Board of
 Directors
Michael D. Mays.............. 2000  102,135  3,000    90,000          2,538
 Vice President and Treasurer
Robert W. Shimizu, Ph.D. .... 2000  144,397  3,000    90,000          3,659
 Vice President of Business
 Development

--------
(1) Consists of contributions to our 408(k) plan made on behalf of the named executive officers to match the deferral contributions made by each to the plan.

Stock Option Grants

   The following table contains summary information regarding stock option grants made during the year ended December 31, 2000 by us to the named executive officers. We granted these options at an exercise price equal to the fair value of the common stock on the date of grant as determined by our board of directors. The first option granted to Mr. Mays and the option granted to Dr. Shimizu vest ratably over five years on the yearly anniversary of the date of grant. The second option granted to Mr. Mays vests ratably over four years on the yearly anniversary of the date of grant.


   We calculated the potential realizable value of options in the table assuming our initial public offering price appreciates at the indicated rate from May 31, 2001 for the entire term of the option and that the option holder exercises his option on the last day of its term at the appreciated price. All options listed have a term of 10 years. We assumed stock price appreciation of 5% and 10% per year pursuant to the rules of the Securities and Exchange Commission. We cannot assure you that our actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels, or at any other rate.


                       Option Grants In Last Fiscal Year


                                      % of
                                      Total                        Potential Realizable
                                     Options                         Value at Assumed
                         Number of   Granted                          Rates at Stock
                         Securities    to                           Price Appreciation
Name                     Underlying Employees Exercise               for Option Term
----                      Options   in Fiscal   Price   Expiration --------------------
                          Granted     Year    Per Share    Date       5%        10%
                         ---------- --------- --------- ---------- --------- ----------
Michael D. Mays.........   45,000      5.2%    $ 1.56     1/31/10  $ 891,585 $1,381,545
                           45,000      5.2      12.22    11/03/10    455,445    998,550
Robert
 W. Shimizu, Ph.D. .....   90,000     10.3       1.56     1/31/10  1,783,170  2,763,090

Year-End Option Values

   The following table provides information about the number and value of unexercised options to purchase common stock held on December 31, 2000 by the named executive officers, as well as the value realized by the named executive officers upon exercise of options during the year ended December 31, 2000. There was no public market for our common stock on December 31, 2000 or on the date of Mr. Mays' or Dr. Shimizu's exercises. Accordingly, we have calculated the values of the unexercised options and the shares received by Mr. Mays and Dr. Shimizu upon exercise on the basis of our assumed initial public offering price per share, less the applicable exercise price, multiplied by the number of shares underlying the option or acquired upon exercise.


                         Fiscal Year End Option Values


                                                  Number of Securities            Value of Unexercised
                             Shares              Underlying Unexercised          In-The-Money Options at
                            Acquired           Options at Fiscal Year End            Fiscal Year End
                              Upon     Value   ------------------------------   -------------------------
Name                        Exercise Realized  Exercisable     Unexercisable    Exercisable Unexercisable
----                        -------- --------- -------------   --------------   ----------- -------------
Paul Ashton, Ph.D.........      --        --           131,256           93,744 $1,740,600   $1,235,651
Thomas J. Smith, M.D......      --        --            67,500           22,500    896,125      299,375
Michael D. Mays...........   56,250  $ 787,500           9,000          249,750    112,000    2,740,500
Robert W. Shimizu, Ph.D...  180,000  2,520,000          14,994          210,006    196,588    2,788,412


Indemnification of Directors and Officers and Limitation on Liability


   Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law. This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors nor does it shield our directors from liability under federal or state securities laws.


   Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to a few very limited exceptions where indemnification is not permitted by applicable law. Our certificate of incorporation also requires us to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding to the fullest extent permitted by the Delaware General Corporation Law. These rights are not exclusive.


   In June 2001, we entered into indemnification agreements with our directors.




Incentive Plans


 2001 Incentive Plan


   Our 2001 Incentive Plan was adopted by our board of directors in June 2001 and will be submitted to our stockholders for approval before completion of this offering. We have reserved 2,700,000 shares of common stock for issuance under the plan. The plan terminates in June 2011, unless terminated earlier by our board of directors.


   The compensation committee of our board of directors administers the plan. The compensation committee has authority to interpret the plan, grant awards and make all other determinations necessary to administer the plan.


   The plan provides for the grant of stock, stock options, stock appreciation rights and performance awards. Stock may be granted with or without vesting restrictions. Stock options may be issued either as incentive stock options, commonly called ISOs, that qualify under Section 422 of the Internal Revenue Code or as nonqualified stock options, commonly called NQSOs. ISOs may be granted only to our employees or employees of a parent or subsidiary. NQSOs may be granted to our employees, directors and consultants. Generally, the exercise price of ISOs must be at least equal to the fair market value of our common stock on the date of grant. Any grant of an ISO to a holder of 10% or more of our outstanding shares of common stock must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. Options granted under the plan have a maximum term of 10 years. Options granted under the plan may not be transferred other than by will or by the laws of descent and distribution. They generally also must be exercised during the lifetime of the optionee and only by the optionee. Performance awards may be awarded upon attainment by employees of performance criteria specified by the committee and may consist of cash or a combination of cash and stock.


   Options granted under the plan generally expire three months after the termination of the optionee's service, except in the case of death, in which case the options generally may be exercised up to 12 months following the date of death. If we are dissolved or liquidated or experience a change in control, the successor corporation, if any, may assume or substitute for outstanding awards. If a successor corporation does not assume or substitute for the awards, the compensation committee may accelerate the vesting of outstanding options.



 1997 Stock Option Plan

   Our board of directors and shareholders adopted our 1997 Stock Option Plan in July 1997. We have reserved 2,700,000 shares of common stock for issuance under the plan. The plan terminates in July 2007, unless terminated earlier by our board of directors.


   Effective upon the closing of this offering, the compensation committee of our board of directors will administer the plan. The compensation committee has authority to interpret the plan, grant awards and make all other determinations necessary to administer the plan.


   The plan provides for the grant of stock appreciation rights, commonly called SARs, and both ISOs and NQSOs, which are subject to the same restrictions as ISOs and NQSOs granted under our 2001 Incentive Plan.



   Options or SARs granted under the plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options or SARs generally may be exercised up to 12 months following the date of death. If we are dissolved or liquidated or experience a "change in control," all options and SARs granted under the plan will become exercisable, then terminate, unless the successor corporation, if any, assumes or substitutes for outstanding awards.



 Employee Stock Purchase Plan


   Our Employee Stock Purchase Plan was adopted by our board of directors in June 2001 and will be submitted to our stockholders for approval before completion of this offering. Under the purchase plan, eligible employees may purchase shares of our common stock at a discount on a periodic basis. Participation under the plan is open to all employees, except for those who own 5% or more of the combined voting power of all classes of our stock. Purchases will occur at the end of option periods, each of six months' duration. However, the first such option period will begin upon the completion of our initial public offering and end on the first June 30 or December 1 that is more than six months from the date of consummation of our initial public offering. The purchase price of common stock under the purchase plan will be 85% of the lesser of the fair market value of the stock on the first and the last day of the option period. Participants may elect under the purchase plan to have from 1% to 10% of their pay applied to the purchase of shares at the end of the option period. No payroll authorizations shall be solicited or accepted prior to the commencement of the first option period, and each eligible employee will automatically be deemed a participant in the plan for the first option period.


   Subject to adjustment for stock splits and similar events, a total of 270,000 shares of common stock are reserved for issuance under the employee stock purchase plan.


 408(k) Plan

   In 1997, we adopted a Salary Reduction Simplified Employee Pension Plan under Section 408(k) of the Internal Revenue Code for all employees who earn at least $3,000 in gross salary per year. A participant may contribute up to a maximum of $6,000 of his or her salary annually, subject to some limitations. We match employee contributions at a rate of 3% of the employee's annual salary, up to a maximum of $6,000 per employee. For the year ended December 31, 2000, we contributed approximately $38,995 to the plan in matching contributions. We and our employees stopped contributing to this plan effective December 31, 2000.


 401(k) Plan

   Effective January 1, 2001, we established a savings plan for our employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction, subject to statutory and plan limits. We match 100% of the employee contributions up to 5% of each employee's qualified compensation. We contributed approximately $37,204 to the plan during the first three months of 2001.

                           RELATED PARTY TRANSACTIONS

   Bausch & Lomb Incorporated, from which we have received a substantial portion of our revenues, owns 5,400,000 shares of our common stock. In addition, Stephen McCluski, a member of our board of directors, is the Chief Financial Officer of Bausch & Lomb. Under a licensing and development agreement we entered into on December 3, 1992, originally with Chiron Vision Corporation, Bausch & Lomb has exclusive rights to market and sell our Vitrasert product and pays us royalties on these sales. Under our 1999 agreement, Bausch & Lomb has the exclusive right to market and sell any products we develop for the treatment of eye disease, including our Aeon products under development for the treatment of diabetic macular edema, uveitis and age-related macular degeneration. Effective in January 2001, we amended this agreement to provide that we will conduct clinical trials for our products for the treatment of diabetic macular edema and age-related macular degeneration, manufacture Aeon products for all clinical trials and expand our commercial manufacturing capacity.


   In June 1999, we entered into a Stock Option and Purchase Agreement with Bausch & Lomb under which Bausch & Lomb had an option to purchase shares of preferred stock. Bausch & Lomb never exercised its option to purchase these shares. In June 2000, we terminated this agreement.

   Under a bridge financing agreement, on the following dates, we issued the indicated number of shares of our common stock to Bausch & Lomb, at the fair market value on the date of issue, for aggregate consideration of $1,250,000:


   Date of Issuance                                             Number of Shares
   ----------------                                             ----------------
   April 15, 1998..............................................     367,200
   June 10, 1998...............................................     225,900
   September 10, 1998..........................................     183,240
   December 10, 1998...........................................     140,130
   February 10, 1999...........................................     157,545


   On June 9, 2000 we redeemed 1,074,015 shares of our common stock held by Bausch & Lomb in exchange for aggregate consideration valued at $1,250,000, consisting of cash and waivers of license fees otherwise due to us.


   Vincent Manopoli is a former director and officer who held in excess of 5% of our outstanding shares until June 15, 2000. On January 10, 1999, we redeemed 58,500 shares of our common stock held by Mr. Manopoli for $65,000. On June 15, 2000, we redeemed 1,381,500 shares of our common stock held by Mr. Manopoli in exchange for $150,000 and a note in the amount of $2,065,005. We have satisfied our obligations under this note.


   Under agreements with the University of Kentucky Research Foundation, or the UKRF, Drs. Ashton and Smith receive a portion of the royalties received by the UKRF from us for technology we have licensed from the UKRF. These royalties pertain to technology developed by Drs. Ashton and Smith while they were performing research at the University of Kentucky. During 1998, these royalties totaled $46,537 for Dr. Ashton and $46,537 for Dr. Smith. During 1999 these royalties totaled $75,376 for Dr. Ashton and $25,376 for Dr. Smith. During 2000, these royalties totaled $27,596 for Dr. Ashton and $27,596 for Dr. Smith. Drs. Ashton and Smith did not receive any royalties from the UKRF during the three months ended March 31, 2001.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of May 31, 2001 by the following persons:


  . each stockholder known by us to own beneficially more than 5% of our common stock,

  . each of our directors,

  . each of the named executive officers, and

  . all directors and executive officers as a group.

   This table lists applicable percentage ownership based on 22,994,775 shares of common stock outstanding as of May 31, 2001, and also lists applicable percentage ownership based on 28,394,775 shares of common stock outstanding after completion of this offering. Percentage ownership assumes conversion of all shares of preferred stock outstanding as of May 31, 2001 into shares of common stock, which will occur upon the closing of this offering.


   We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of May 31, 2001 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.


   The address for each listed director and officer is c/o Control Delivery Systems, Inc., 313 Pleasant Street, Watertown, Massachusetts 02472. The address for Bausch & Lomb Incorporated is One Bausch & Lomb Place, Rochester, NY 14604. The address for Essex Woodlands Health Ventures is 190 South LaSalle Street, Suite 2800, Chicago, IL 60603.


                                                         Percentage of Shares
                                                              Outstanding
                                                         ------------------------
                                       Number of Shares    Before        After
Name of Beneficial Owner              Beneficially Owned  Offering      Offering
------------------------              ------------------ ----------    ----------
Bausch & Lomb Incorporated..........       5,400,000             23.5%         19.0%
Paul Ashton (1).....................       5,171,247             22.4          18.1
Thomas J. Smith (2).................       5,026,500             21.8          17.7
Essex Woodlands Health Ventures
 (3)................................       1,674,729              7.3           5.9
Michael D. Mays (4).................         107,442                *             *
Robert W. Shimizu (5) ..............         374,994              1.6           1.3
Alan L. Crane (6)...................          85,500                *             *
James L. Currie (7).................       1,674,729              7.3           5.9
William S. Karol....................               0                *             *
Stephen C. McCluski (8).............       5,400,000             23.5          19.0
All directors and officers as a
 group
 (11 persons)(1)(2)(4)(5)(6)(7)(8)...     17,851,662             76.2          61.9

--------
 *  Less than 1% of the outstanding shares of common stock.

(1) Includes 249,480 shares held by the Paul Ashton Family Irrevocable Trust, 171,495 shares held by the Paul Ashton Children's Irrevocable Trust and 131,247 shares issuable upon the exercise of options that are or will become exercisable within 60 days of May 31, 2001. In addition to these shares, Dr. Ashton serves as trustee for the Thomas J. and Ellen Doble-Smith Family Irrevocable Trust. Because the beneficiaries of these trusts are family members of Dr. Smith, we have included them as beneficially owned by Dr. Smith and not by Dr. Ashton.

(2) Includes 841,955 shares held by Thomas J. and Ellen Doble-Smith Family Irrevocable Trust, 37,800 shares held by the Thomas J. and Ellen Doble-Smith Trusts for Minors and 67,500 shares issuable upon the exercise of options that are or will become exercisable within 60 days of May 31, 2001. In addition to these shares, Dr. Smith serves as trustee for the Paul Ashton Family Irrevocable Trust and for the Paul Ashton Children's Irrevocable Trust. Because the beneficiaries of these trusts are family members of Dr. Ashton, we have included them as beneficially owned by Dr. Ashton and not by Dr. Smith.


(3) Includes 1,339,785 shares held by Essex Woodlands Health Ventures Fund V, LP and 334,944 shares held by Essex Woodlands Health Ventures Fund IV, LP.


(4) Includes 51,192 shares issuable upon the exercise of options that are or will become exercisable within 60 days of May 31, 2001.


(5) Includes 167,994 shares issuable upon the exercise of options that are or will become exercisable within 60 days of May 31, 2001.


(6) Includes 21,600 shares held by three family members of Mr. Crane, and 18,000 shares issuable upon the exercise of options that are or will become exercisable within 60 days of May 31, 2001.


(7) Includes 1,674,729 shares held by entities affiliated with Essex Woodlands Health Ventures, with which Mr. Currie is affiliated. Mr. Currie disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.


(8) Includes 5,400,000 shares held by Bausch & Lomb Incorporated, of which Mr. McCluski is an executive officer. Mr. McCluski disclaims beneficial ownership of these shares.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and by-laws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

Preferred Stock

   As of May 31, 2001 there were 641,642 shares of Series A convertible preferred stock outstanding. Upon the closing of this offering, all outstanding shares of Series A convertible preferred stock will convert into 5,774,778 shares of common stock. The board of directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.


Common Stock

   As of May 31, 2001 there were 17,219,997 shares of common stock outstanding, held of record by 41 stockholders. In addition, as of May 31, 2001, there were 2,292,003 shares of common stock subject to outstanding options and 336,618 shares of common stock subject to outstanding warrants. Upon completion of this offering, there will be 28,394,775 shares of common stock outstanding, assuming no exercise of outstanding stock options or warrants and conversion of all outstanding shares of preferred stock into common stock.


   Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock will receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

Warrants

   In August 2000, we issued warrants to purchase 336,618 shares of common stock at a weighted average exercise price of $5.97 per share which are exercisable until April 7, 2002.


Registration Rights

   We have granted demand registration rights to the holders of our Series A convertible preferred stock and Bausch & Lomb. Beginning 180 days after this offering, if the requisite percentage of these stockholders so request, we must register their shares of common stock, provided the aggregate value exceeds $10.0 million. We are not obligated to effect more than two required registrations in total or more than one in any 12-month period. In addition, these holders, together with Drs. Smith and Ashton, may require us to register their shares any time we propose a registered offering, subject to our right to decrease the number of shares included if market conditions prevent the registration of all shares. Twelve months after this offering, holders of registration rights may request that we register their shares on Form S-3, provided that each proposed registration exceeds $2.5 million. Holders of registration rights may not require us to register shares on Form S-3 more than twice in any 12-month period or more than once in any six-month period.


   If our board of directors determines that a registration would be materially detrimental to us, we may suspend these rights for up to 180 days, but we may not do so more than once in any one-year period. Registration rights are transferable, provided the transferee agrees to be bound by the terms of our registration rights agreement and is an affiliate of an existing holder of registration rights or acquires at least 10% of the shares entitled to registration rights initially held by the transferor. We must bear all expenses associated with the filing of registration statements on behalf of holders of registration rights except for underwriting discounts and selling commissions.

Anti-Takeover Provisions

 Delaware Law

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person becomes an interested stockholder, unless:

  . the corporation's board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the time the person attained this status,

  . upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, or

  . at or subsequent to the time the person became an interested stockholder, the corporation's board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

   A "business combination" generally includes a merger, asset or stock sale or other transaction with or caused by the interested stockholder. In general, an "interested stockholder" is a person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

   This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

 Certificate of Incorporation and By-law Provisions

   Board of Directors. Our certificate of incorporation divides our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

   Stockholder Meetings. Under our by-laws to be effective upon the closing of this offering, special meetings of the stockholders may be called only by the board of directors, the chairman of the board or the chief executive officer. Our by-laws will also provide that stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements. Finally, our certificate of incorporation and by-laws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if properly brought before the meeting, and may not be taken by written consent in lieu of a meeting. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of us.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. The transfer agent's address is 40 Wall Street, New York, NY 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

   Upon completion of the offering, we will have 28,394,775 outstanding shares of common stock, outstanding options to purchase 2,292,003 shares of common stock and outstanding warrants to purchase 336,618 shares of common stock, assuming no additional option or warrant grants or exercises after May 31, 2001. None of the shares sold in the offering will be subject to the lock-up agreements described below. We expect that all shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% or greater stockholders.


   The remaining 22,994,775 shares outstanding and 2,628,621 shares subject to outstanding options and warrants are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, or if the securities can be sold under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.


Lock-Up Agreements

   We, our directors, officers, and various other stockholders and employees, who together hold substantially all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them prior to this offering for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Banc Alex. Brown Inc. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived. Assuming that Deutsche Banc Alex. Brown Inc. does not release any securityholders from the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:


  . Beginning on the effective date of the registration statement of which this prospectus forms a part, all of the shares sold in this offering will be immediately available for sale in the public market.


  . Beginning 180 days after the effective date, approximately an additional 22,994,775 shares will be eligible for sale pursuant to Rule 144, Rule 144(k) and Rule 701, subject to the volume and other restrictions described below.


Rule 144

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 283,947 shares immediately after this offering, and

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 ninety days after effectiveness without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 ninety days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Incentive Plans


   We intend to file one or more registration statements under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our 1997 Stock Option Plan, 2001 Incentive Plan and Employee Stock Purchase Plan. As a result, shares issued under our 1997 Stock Option Plan, our 2001 Incentive Plan or our Employee Stock Purchase Plan will generally be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resellable under Rule
701. As of May 31, 2001, we had granted options to purchase 2,292,003 shares of common stock to employees that had not been exercised or canceled, of which options to purchase 683,649 shares were exercisable. See "Management--Incentive Plans" and "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Banc Alex. Brown Inc., Banc of America Securities LLC and SG Cowen Securities Corporation, have severally agreed to purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:



                                                                        Number
Underwriters                                                           of Shares
------------                                                           ---------
Deutsche Banc Alex. Brown Inc. .......................................
Banc of America Securities LLC........................................
SG Cowen Securities Corporation.......................................
                                                                       ---------
  Total............................................................... 5,400,000
                                                                       =========


   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock we are offering are subject to conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if they purchase any of these shares.

   The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price shown on the cover of this prospectus and to dealers at a
price that represents a concession not in excess of $     per share under the
public offering price. The underwriters may allow, and these dealers may re-
allow, a concession of not more than $     per share to other dealers. After
the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 810,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.


   The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and
commissions are   % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                      Total Fees
                                      -------------------------------------------
                                       Without Exercise of  With Full Exercise of
                        Fee Per Share Over-Allotment Option Over-Allotment Option
                        ------------- --------------------- ---------------------
Discounts and
 commissions paid by
 us....................    $                 $                     $

   In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.


   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

   Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed, subject to limited exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designated to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Banc Alex. Brown Inc. They may give this consent at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters except that without such consent we may grant options and sell shares pursuant to our stock option plan and we may issue shares of our common stock in connection with a strategic partnering transaction or in exchange for all or substantially all of the equity or assets of a company in connection with a merger or acquisition. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.


   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.



   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.


  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price per share.


  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.


  . Syndicate covering transactions may involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.


  . Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.


   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be affected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.




   At our request, the underwriters have reserved for sale at the initial public offering price up to 270,000 shares of our common stock being sold in this offering for our directors, officers, employees, business associates and their respective friends and family members. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.


   A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

  .  prevailing market conditions,

  .  our results of operations in recent periods,

  .  the present stage of our development,

  . the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business, and

  .  estimates of our business potential.

   Deutsche Banc Alex. Brown Inc. acted as a placement agent in connection with the private placement of our Series A convertible preferred stock and, in connection with that placement received compensation consisting of cash and warrants to purchase our common stock. In addition, several employees of Deutsche Banc Alex. Brown Inc. purchased a total of 4,652 shares of the Series A convertible preferred stock on the same terms as those on which such securities were offered to other investors in the Series A placement. These shares will convert into 41,868 shares of our common stock upon the completion of this offering. The holders of these shares have entered into lock-up agreements that prevent transfers of the shares for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part.

                            VALIDITY OF COMMON STOCK

   The validity of the common stock offered hereby will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland has represented the underwriters in this offering. Attorneys of Ropes & Gray own 41,868 shares of our common stock through a collective investment vehicle.


                                    EXPERTS

   The financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act concerning the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement or its exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and to its attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

   You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and at 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain information on the operation of these reference facilities by calling the Commission at (800) SEC-0330. You may obtain copies of all or any part of our registration statement from the Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information that we file electronically with the Commission without charge at the Commission's Internet site, http://www.sec.gov.


   We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

                      CONTROL DELIVERY SYSTEMS, INC.


                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----
Report of Independent Accountants..........................................  F-2

Consolidated Balance Sheets as of December 31, 1999 and 2000 and as of
 March 31, 2001 (unaudited)................................................  F-3
Consolidated Pro Forma Stockholders' Equity as of March 31, 2001
 (unaudited)...............................................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001
 (unaudited)...............................................................  F-4
Consolidated Statements of Stockholders' Deficit and Comprehensive Income
 (Loss)
 for the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2001 (unaudited)...................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001
 (unaudited)...............................................................  F-7
Notes to Consolidated Financial Statements.................................  F-8

                       Report of Independent Accountants

To the Board of Directors and Stockholders ofControl Delivery Systems, Inc.:


The stock split in the form of a stock dividend described in Note 2 to the consolidated financial statements has not been consummated at June 15, 2001. When it has been consummated, we will be in a position to furnish the following report:


   "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of Control Delivery Systems, Inc. and its subsidiary at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 27, 2001, except as to the information in Note 16, for which the date is June 12, 2001.

                      CONTROL DELIVERY SYSTEMS, INC.


                        CONSOLIDATED BALANCE SHEETS



                                                                   Pro Forma
                               December 31,                      Stockholders'
                          ------------------------   March 31,     Equity at
                             1999         2000         2001      March 31, 2001
                          -----------  -----------  -----------  --------------
                                                           (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents............ $ 1,143,763  $18,788,723  $21,052,927
 Short-term investments,
  available for sale.....         --    10,797,343    9,483,923
 Accounts receivable -
  related party..........      99,111    1,596,000       96,000
 Income tax receivable...         --           --       703,078
 Deferred tax asset......         --       623,530          --
 Other current assets....      13,000    1,041,964    1,145,180
                          -----------  -----------  -----------
   Total current assets..   1,255,874   32,847,560   32,481,108
Property and equipment,
 net.....................     256,066    1,349,800    1,643,489
Other assets (Note 14)...      13,125      106,656      530,323
                          -----------  -----------  -----------
    Total assets......... $ 1,525,065  $34,304,016  $34,654,920
                          ===========  ===========  ===========
Liabilities and
 Stockholders' Deficit
Current liabilities:
 Accounts payable........ $   340,398  $ 1,257,411   $1,388,221
 Accrued expenses........     108,382    3,623,317      125,083
 Accrued royalties.......      65,564       48,000       48,000
 Income taxes payable ...         --       815,452          --
 Deferred revenue........   1,263,761    3,170,698    4,120,227
                          -----------  -----------  -----------
   Total current
    liabilities..........   1,778,105    8,914,878    5,681,531
Commitments (Note 11)
Series A redeemable
 convertible preferred
 stock, $0.01 par value;
 no shares authorized,
 issued and outstanding
 December 31, 1999;
 650,000 shares
 authorized, 641,642
 shares issued and
 outstanding December 31,
 2000 and March 31, 2001;
 no shares authorized,
 issued and outstanding
 pro forma March 31, 2001
 (Liquidation value at
 March 31, 2001
 $34,481,841) ...........         --    31,375,997   31,493,939   $       --
                          -----------  -----------  -----------   -----------
Stockholders' (deficit)
 equity:
 Undesignated preferred
  stock, $0.01 par
  value; 100,000 shares
  authorized, no shares
  issued and outstanding
  December 31, 1999;
  1,350,000 shares
  authorized, no shares
  issued and outstanding
  December 31, 2000 and
  March 31, 2001;
  20,000,000 shares
  authorized, no shares
  issued and outstanding
  pro forma March 31,
  2001...................         --           --           --            --
 Common stock, $0.01 par
  value; 27,000,000
  shares authorized,
  19,074,015 shares
  issued and outstanding
  December 31, 1999;
  27,000,000 shares
  authorized, 16,915,122
  shares issued and
  outstanding December
  31, 2000; 27,000,000
  shares authorized,
  17,219,997 shares
  issued and outstanding
  March 31, 2001;
  100,000,000 shares
  authorized, 22,994,775
  shares issued and
  outstanding pro forma
  March 31, 2001.........     190,740      169,151      172,200       229,948
 Additional paid-in
  capital................   1,840,240    1,558,094    4,865,607    36,301,800
 Deferred stock
  compensation...........    (116,173)    (386,174)    (355,332)     (355,332)
 Accumulated other
  comprehensive income
  (loss).................         --       (69,527)       4,093         4,093
 Accumulated deficit.....  (2,167,847)  (7,258,403)  (7,207,118)   (7,207,118)
                          -----------  -----------  -----------   -----------
   Total stockholders'
    (deficit) equity.....    (253,040)  (5,986,859)  (2,520,550)  $28,973,391
                          -----------  -----------  -----------   ===========
   Total liabilities and
    stockholders'
    (deficit) equity..... $ 1,525,065  $34,304,016  $34,654,920
                          ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                      CONTROL DELIVERY SYSTEMS, INC.


                   CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                      For the Three Months
                               For the Years Ended December 31,          Ended March 31,
                              -------------------------------------  -----------------------
                                 1998         1999         2000         2000        2001
                              -----------  -----------  -----------  ----------- -----------
                                                                           (unaudited)
Revenues:
 License fees and
  collaborative research and
  development - related
  party...................... $       --   $ 1,889,537  $ 4,024,878  $   937,124 $ 2,577,118
 Royalties - related party...     638,005      496,378      379,813       91,536     119,841
 Government research grants..     476,602      399,512      731,116      300,000     200,000
                              -----------  -----------  -----------  ----------- -----------
   Total revenues............   1,114,607    2,785,427    5,135,807    1,328,660   2,896,959
                              -----------  -----------  -----------  ----------- -----------
Operating expenses:
 Research and development....   1,155,561    1,549,359    7,033,428      665,189   1,999,476
 Royalties...................     315,185      496,164      355,817       45,859      59,648
 General and administrative..     513,547      872,223    1,954,858      399,021   1,226,040
                              -----------  -----------  -----------  ----------- -----------
   Total operating expenses..   1,984,293    2,917,746    9,344,103    1,110,069   3,285,164
                              -----------  -----------  -----------  ----------- -----------
Income (loss) from
 operations..................    (869,686)    (132,319)  (4,208,296)     218,591    (388,205)
Interest income..............       3,395       38,648      834,320       16,130     439,490
Interest expense.............         --           --       (30,456)         --          --
                              -----------  -----------  -----------  ----------- -----------
Net income (loss) before
 income taxes................    (866,291)     (93,671)  (3,404,432)     234,721      51,285
Provision for income taxes...         --           --       191,922          --          --
                              -----------  -----------  -----------  ----------- -----------
Net income (loss)............    (866,291)     (93,671)  (3,596,354)     234,721      51,285
                              -----------  -----------  -----------  ----------- -----------
Accretion on redeemable
 convertible preferred stock
 and warrants................         --           --      (196,572)         --     (117,942)
                              -----------  -----------  -----------  ----------- -----------
Net income (loss)
 attributable to common
 stockholders................ $  (866,291) $   (93,671) $(3,792,926) $   234,721 $   (66,657)
                              ===========  ===========  ===========  =========== ===========
Net income (loss) per share:
 Basic....................... $     (0.05) $     (0.01) $     (0.21) $      0.01 $     (0.00)
 Diluted.....................       (0.05)       (0.01)       (0.21)        0.01       (0.00)
Shares used in computing net
 income (loss) per share:
 Basic.......................  18,453,114   19,056,321   17,757,846   19,022,013  17,204,832
 Diluted.....................  18,453,114   19,056,321   17,757,846   20,123,100  17,204,832
Unaudited pro forma net
 income (loss) per share:
 Basic.......................                           $     (0.15)             $      0.00
 Diluted.....................                                 (0.15)                    0.00
Shares used in computing
 unaudited pro forma net
 income (loss) per share:
 Basic.......................                            23,532,624               22,979,610
 Diluted.....................                            23,532,624               24,546,330


   The accompanying notes are an integral part of these financial statements.

                      CONTROL DELIVERY SYSTEMS, INC.


   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT AND COMPREHENSIVE INCOME
                                  (LOSS)


           For the Years Ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2001 (unaudited)



                                                                      Accumulated
                                                                         Other
                          Common Stock       Additional    Deferred     Compre-     Accum-         Total     Comprehensive
                       --------------------   Paid-in       Stock       hensive     ulated     Stockholders'    Income
                         Shares     Amount    Capital    Compensation    Loss       Deficit       Deficit       (Loss)
                       ----------  --------  ----------  ------------ ----------- -----------  ------------- -------------
Balance at
December 31, 1997....  18,000,000  $180,000  $  430,464   $     --      $   --    $(1,207,885)  $  (597,421)
Sale of common
stock................     916,470     9,165     990,835         --          --            --      1,000,000
Compensation expense
associated with stock
options..............         --        --       15,206         --          --            --         15,206
Net loss and
comprehensive loss...         --        --          --          --          --       (866,291)     (866,291)  $  (866,291)
                       ----------  --------  ----------   ---------     -------   -----------   -----------   ===========
Balance at
December 31, 1998....  18,916,470   189,165   1,436,505         --          --     (2,074,176)     (448,506)
Sale of common
stock................     157,545     1,575     248,425         --          --            --        250,000
Deferred compensation
related to employee
stock option grants..         --        --      128,687    (128,687)        --            --            --
Amortization of
deferred stock
compensation.........         --        --          --       12,514         --            --         12,514
Compensation expense
associated with stock
options..............         --        --       26,623         --          --            --         26,623
Net loss and
comprehensive loss...         --        --          --          --          --        (93,671)      (93,671)  $   (93,671)
                       ----------  --------  ----------   ---------     -------   -----------   -----------   ===========
Balance at
December 31, 1999....  19,074,015   190,740   1,840,240    (116,173)        --     (2,167,847)     (253,040)
Purchase and
retirement of
Company's common
stock (Note 9).......  (2,514,015)  (25,140) (2,010,663)        --          --     (1,494,202)   (3,530,005)
Issuance of warrants
in conjunction with
redeemable
convertible preferred
stock offering, at
fair value...........         --        --    1,098,082         --          --            --      1,098,082
Accretion of
redeemable
convertible preferred
stock to redemption
value................         --        --     (196,572)        --          --            --       (196,572)
Exercise of employee
stock options........     355,122     3,551     297,706         --          --            --        301,257
Deferred compensation
related to employee
stock option grants..         --        --      343,305    (343,305)        --            --            --
Amortization of
deferred
stock compensation...         --        --          --       73,304         --            --         73,304
Compensation expense
associated with stock
options..............         --        --      185,996         --          --            --        185,996
Unrealized loss on
short-term
investments..........         --        --          --          --      (69,527)          --        (69,527)  $   (69,527)
Net loss.............         --        --          --          --          --     (3,596,354)   (3,596,354)   (3,596,354)
                                                                                                              -----------
Comprehensive loss...         --        --          --          --          --            --            --    $(3,665,881)
                       ----------  --------  ----------   ---------     -------   -----------   -----------   ===========
Balance at
December 31, 2000 ...  16,915,122   169,151   1,558,094    (386,174)    (69,527)   (7,258,403)   (5,986,859)
Accretion of
redeemable
convertible preferred
stock to redemption
value................         --        --     (117,942)        --          --            --       (117,942)
Exercise of employee
stock options........      24,075       241      35,559         --          --            --         35,800
Amortization of
deferred stock
compensation.........         --        --          --       30,842         --            --         30,842
Compensation expense
associated with stock
options..............         --        --      (39,296)        --          --            --        (39,296)
Common stock issued
for services.........     280,800     2,808   3,429,192         --          --            --      3,432,000
Unrealized gain on
short-term
investments..........         --        --          --          --       73,620           --         73,620   $    73,620
Net income...........         --        --          --          --          --         51,285        51,285        51,285
                                                                                                              -----------
Comprehensive income
 .....................         --        --          --          --          --            --            --    $   124,905
                       ----------  --------  ----------   ---------     -------   -----------   -----------   ===========
Balance March 31,
2001.................  17,219,997  $172,200  $4,865,607   $(355,332)    $ 4,093   $(7,207,118)  $(2,520,550)
                       ==========  ========  ==========   =========     =======   ===========   ===========


  The accompanying notes are an integral part of these financial statements.

                      CONTROL DELIVERY SYSTEMS, INC.


                   CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                  Three Months Ended
                           For the Years Ended December 31,           March 31,
                          ------------------------------------  -----------------------
                             1998         1999        2000         2000        2001
                          -----------  ----------  -----------  ----------  -----------
                                                                     (unaudited)
Cash flows from
 operating activities:
 Net income (loss)......  $  (866,291) $  (93,671) $(3,596,354) $  234,721  $    51,285
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation...........       15,911      22,140      141,769      18,794       87,908
 Non-cash charges for
  stock-based
  compensation..........       15,206      39,137    3,691,300      32,610       (8,454)
 License maintenance fee
  offset by common stock
  repurchase............          --          --      (158,537)        --           --
 Accrued interest on
  note receivable.......          --          --        (1,333)        --           --
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...       85,184      19,888   (1,496,889)     13,052    1,500,000
  Income tax
   receivable...........          --          --           --          --      (703,078)
  Deferred tax asset....          --          --      (623,530)        --       623,530
  Other current assets..       (1,500)    (11,500)  (1,028,964)      8,331     (103,216)
  Other assets..........          --       (3,125)     (67,198)    (19,901)      50,000
  Accounts payable......      (54,717)     43,727      917,013      33,108      130,810
  Accrued expenses......       13,866      68,831       82,935     (57,279)     (66,234)
  Accrued royalties.....      (60,290)      4,464      (17,564)    (65,564)         --
  Income taxes payable..          --          --       815,452         --      (815,452)
  Deferred revenue......     (161,261)  1,142,409    1,065,474     (29,899)     949,529
                          -----------  ----------  -----------  ----------  -----------
   Net cash provided by
    (used in) operating
    activities..........   (1,013,892)  1,232,300     (276,426)    167,973    1,696,628
                          -----------  ----------  -----------  ----------  -----------
Cash flows from
 investing activities:
 Purchases of short-term
  investments, available
  for sale..............          --          --   (10,866,870)        --           --
 Sales and maturities of
  short-term
  investments...........          --          --           --          --     1,387,040
 Deposit on acquisition
  of building...........          --          --           --          --      (500,000)
 Purchases of property
  and equipment.........       (5,093)   (252,160)  (1,235,503)   (164,252)    (381,597)
                          -----------  ----------  -----------  ----------  -----------
   Net cash provided by
    (used in) investing
    activities..........       (5,093)   (252,160) (12,102,373)   (164,252)     505,443
Cash flows from
 financing activities:
 Accrued payroll,
  officers..............       24,423         --           --          --           --
 Payment of accrued
  payroll, officers.....          --     (215,696)         --          --           --
 Issuance of note
  receivable to related
  party.................          --          --       (25,000)        --           --
 Proceeds from payment
  of note receivable by
  related party.........          --          --           --          --        26,333
 Proceeds from the
  issuance of preferred
  stock, net of issuance
  costs.................          --          --    32,277,507         --           --
 Payments to purchase
  and retire Company's
  common stock (Note
  9)....................          --          --      (465,000)    (65,000)         --
 Payment of note payable
  (Note 9)..............          --          --    (2,065,005)        --           --
 Proceeds from the sale
  of common stock.......    1,000,000     250,000      301,257         --        35,800
                          -----------  ----------  -----------  ----------  -----------
   Net cash provided by
    (used in) financing
    activities..........    1,024,423      34,304   30,023,759     (65,000)      62,133
                          -----------  ----------  -----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............        5,438   1,014,444   17,644,960     (61,279)   2,264,204
Cash and cash
 equivalents at
 beginning of period....      123,881     129,319    1,143,763   1,143,763   18,788,723
                          -----------  ----------  -----------  ----------  -----------
 Cash and cash
  equivalents at end of
  period................  $   129,319  $1,143,763  $18,788,723  $1,082,484  $21,052,927
                          ===========  ==========  ===========  ==========  ===========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest..............  $       --   $      --   $    30,456  $      --   $       --
 Cash paid for taxes....          --          --           --          --   $   910,000
Supplemental disclosure
 of non-cash financing
 activities:
 Purchase and retirement
  of 1,287,945 shares of
  Company's common stock
  in exchange for
  issuance of a note
  payable of
  $2,065,005............          --          --     2,065,005         --           --
 Purchase and retirement
  of 1,074,015 shares of
  Company's common stock
  in exchange for the
  waiver of a one-time
  license maintenance
  fee due of
  $1,000,000............          --          --     1,000,000         --           --
 Issuance of stock to
  consultants for prior
  services..............          --          --           --          --     3,432,000





   The accompanying notes are an integral part of these financial statements.

                      CONTROL DELIVERY SYSTEMS, INC.


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)



1. The Company

 Nature of Business

   Control Delivery Systems, Inc. (the "Company") designs, develops and manufactures innovative, sustained-release drug delivery products.

   The Company is subject to risks common to companies in the biopharmaceutical industry including, but not limited to, the successful development and commercialization of products, clinical trial uncertainty, fluctuations in operating results and financial risks, potential need for additional funding, protection of proprietary technology and patent risks, compliance with government regulations, dependence on key personnel and collaborative partners, competition, technological and medical risks, customer demand, compliance with Food and Drug Administration and other government regulations, management of growth and effectiveness of marketing by the Company and by third parties.

2. Summary of Significant Accounting Policies

 Stock Split


   On June 12, 2001, the Company's board of directors approved a nine-for-one stock split of the Company's common stock in the form of a stock dividend to be effected prior to the initial public offering (the "IPO"). In accordance with the terms of the Series A redeemable convertible preferred stock, the conversion ratio will be adjusted so that each share of redeemable convertible preferred stock is convertible into nine shares of common stock. All common stock share and per share amounts and stock option data in these consolidated financial statements have been restated to reflect this split.


 Change in Company Fiscal Year End

   In November 2000, the Company changed its fiscal year end from November 30 to a calendar year end. Accordingly, previously prepared financial statements have been restated to reflect the revised year end.

 Basis of Presentation; Principles of Consolidation


   The accompanying consolidated financial statements reflect the operations of the Company and CDS Securities Corp., its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.






 Interim Financial Information


   The financial statements for the three months ended March 31, 2000 and 2001 are unaudited but include all adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for a fair presentation of the operating results and cash flows for such periods.


 Use of Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)

amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Cash and Cash Equivalents


   The Company considers all highly liquid investment instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents, which consist of money market funds, municipal notes and bonds, and commercial paper, are valued at cost plus accrued interest.


 Investments


   Investments consist of marketable securities, which are classified as available for sale. Investments are stated at fair value with unrealized gains and losses included as a component of accumulated other comprehensive income
(loss), which is a separate component of stockholders' deficit until realized. The fair value of these securities is based on quoted market prices. Realized gains and losses are determined on the specific identification method and are included in investment income.


 Concentration of Credit Risk


   Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents. The Company places its cash and cash equivalents and short-term investments with financial institutions which management believes are of high credit quality.


   At December 31, 1999 and 2000 and at March 31, 2001, all of the Company's accounts receivable were due from one customer. Revenue from one customer represented 57.2%, 85.7% and 85.8% of total revenues during the years ended December 31, 1998, 1999 and 2000, and 77.4% and 93.1% of total revenues for the three months ended March 31, 2000 and 2001, respectively.


 Fair Value of Financial Instruments


   The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, at December 31, 1999 and 2000 and March 31, 2001 approximated their fair value due to the short-term nature of these items.


 Derivative Instruments


   In June of 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment to FASB Statement No. 133." This statement establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The Company has adopted this new accounting standard effective January 1, 2001. This adoption did not have a significant effect on the Company's financial statements.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


 Property and Equipment


   Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leaseholds are amortized over the shorter of the asset life or the lease term. Property and equipment held under capital leases are initially recorded at the lower of the fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease. Repairs and maintenance which do not improve or extend the life of the respective assets are charged to operations. On disposal, the related accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is included in the results of operations.


 Impairment of Long-lived Assets


   The Company evaluates the recoverability of its property and equipment and other long-lived assets when circumstances indicate that an event of impairment may have occurred in accordance with the provisions of SFAS 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets or the business to which such assets relate. Impairment is measured based on the difference between the carrying value of the related assets or businesses and the discounted future cash flows of such assets or businesses. No impairment was required to be recognized for any of the years ended December 31, 1998, 1999 and 2000, or for the three months ended March 31, 2000 and 2001.



 Pro Forma Stockholders' Equity (Unaudited)

   In August 2000, the board of directors authorized management of the Company to select underwriters in anticipation of filing a Registration Statement with the Securities and Exchange Commission to sell shares of its common stock in an IPO. Upon the IPO, all outstanding shares of redeemable convertible preferred stock at December 31, 2000 will convert into common stock. Also, the Company's board of directors has approved an Amended and Restated Certificate of Incorporation authorizing the Company to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock, which the Company expects to file prior to the IPO. The unaudited pro forma balance sheet presentation of Stockholders' Equity has been prepared assuming all preferred stock was converted into common stock at March 31, 2001.



 Revenue Recognition


   The Company enters into licensing and development agreements with collaborative partners for the development of products. The terms of the agreements may include nonrefundable license fees, funding for research and development, payments based on the achievement of certain milestones and royalties on product sales.

   Nonrefundable license fees, milestone payments and collaborative research and development payments under licensing and development agreements are recognized as revenue on a percentage of completion basis. The Company's cost of the total effort to complete the Company's expected research and development activities under an agreement is estimated from the commencement date. For each reporting period, the Company determines the cost of the effort that the Company has

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


incurred to date under an agreement and divides this amount by the amount of the Company's total expected research and development costs under that agreement at that time. Revenue recognized for a reporting period for license fees, milestone payments and collaborative research and development efforts is determined by multiplying the resulting percentage completed by the total license, milestone and research and development revenue expected to be received under that agreement, and deducting revenue previously recognized. The remaining unrecognized revenue is spread over the remaining performance period in a similar manner. The Company includes contingent payments in total revenue expected to be received under an agreement only when all contingencies related to a milestone have been removed and the collaborative partner becomes obligated to make the payment. Payments received in advance of being earned are recorded as deferred revenue. The deferred revenue balance at March 31, 2001 is expected to be recognized over the remaining life of the contract, in accordance with percentage of completion accounting principles.


   Government research grants are nonrefundable and are recognized as revenue when the related expense is incurred. Revenue recognized under government research grants is recorded consistent with guidelines issued by the governing body issuing the grant.

   Royalty revenue is recognized based on actual sales of licensed products in licensed territories as reported by licensees and is generally recognized in the period the sales occur. If a portion of the royalty revenue relates to sponsored research and development, it is deferred and amortized consistent with percentage of completion for that contract.


   The Company evaluates all collaborative agreements each reporting period to determine the appropriate revenue recognition for that period. The evaluation includes all of the potential revenue components from each specific collaborative agreement.


 Research and Development and Patents

   All research and development costs and costs incurred to secure patents are expensed as incurred.

 Stock-based Compensation

   SFAS 123, "Accounting for Stock-based Compensation," ("SFAS 123") encourages, but does not require, companies to record compensation costs for stock-based employee compensation at fair value. The Company has chosen to adopt SFAS 123 for employees for disclosure purposes only. In accounting for its stock-based compensation plan, the Company applies Accounting Principles Board Opinion No. 25 ("APB 25"), and related interpretations for all awards granted to employees. Under APB 25, when the exercise price of options granted to employees under the plan equals the market price of the common stock on the date of grant, no compensation cost is required. When the exercise price of options granted to employees under the plan is less than the market price of the common stock on the date of grant, related compensation costs are expensed over the vesting period. For stock options granted to non-employees, the Company recognizes compensation costs in accordance with the requirements of SFAS 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services" ("EITF 96-18"). SFAS 123 and EITF 96-18 require that companies recognize compensation expense for grants of stock, stock options and other equity instruments based on fair value.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


 Income Taxes

   The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, as well as net operating loss carryforwards, and are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

 Comprehensive Income (Loss)


   The Company accounts for comprehensive income (loss) under SFAS 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company had no items of other comprehensive income during the years ended December 31, 1998 and 1999 and $69,527 in unrealized holding losses on its investments in 2000 and $0 and $73,620 in unrealized holding gains for the three months ended March 31, 2000 and 2001, respectively.


 Net Income (Loss) Per Common Share


   The Company accounts for and discloses net income (loss) per common share in accordance with Statement of Financial Accounting Standards ("SFAS") 128 "Earnings Per Share," ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net income
(loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income
(loss) per common share ("Diluted EPS") is computed by dividing net income
(loss) by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and the weighted average conversion of the preferred stock into shares of common stock. The calculations of the net income (loss) per share for the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2001 do not include common stock equivalents as their impact would be antidilutive.


 Segment Reporting


   SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") requires companies to report information about operating segments in interim and annual financial statements. It also established standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it operates in only one segment.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


3. Net Income (Loss) Per Share and Unaudited Pro Forma Net Income (Loss) Per
Share


   Net income (loss) per share is computed under SFAS 128. Basic net income
(loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Shares used to compute diluted net income (loss) per share differ from shares used to compute basic net income
(loss) per share due to common stock equivalent shares resulting from the assumed exercise of outstanding stock options and warrants, and conversion of the Series A redeemable convertible preferred stock.


   The following sets forth the computation of basic and diluted net income
(loss) per share:


                                                                 For the Three Months
                                                                         Ended
                           For the Year Ended December 31,             March 31,
                         -------------------------------------  -----------------------
                            1998         1999         2000         2000        2001
                         -----------  -----------  -----------  ----------- -----------
Basic and diluted net
 income (loss) per
 share:
  Net income (loss)
   attributable to
   common stockholders.. $  (866,291) $   (93,671) $(3,792,926) $   234,721 $   (66,657)
  Weighted average
   number of common
   shares outstanding:
    Basic...............  18,453,114   19,056,321   17,757,846   19,022,013  17,204,832
    Diluted.............  18,453,114   19,056,321   17,757,846   20,123,100  17,204,832
Net income (loss) per
 share:
    Basic............... $     (0.05) $     (0.01) $     (0.21) $      0.01 $     (0.00)
    Diluted.............       (0.05)       (0.01)       (0.21)        0.01       (0.00)


   The following potentially dilutive securities were excluded because their effect was antidilutive:


                                                                For the Three
                                   For the Year Ended December  Months Ended
                                               31,                March 31,
                                   --------------------------- ---------------
                                    1998     1999      2000    2000    2001
                                   ------- --------- --------- ----- ---------
Options........................... 904,500 1,395,900 1,868,328   --  2,292,003
Warrants..........................     --        --    336,618   --    336,618
Redeemable convertible preferred
 stock............................     --        --  5,774,778   --  5,774,778

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


   Pro forma basic and diluted net income (loss) per share is computed using the weighted average number of shares of common stock outstanding, including potentially dilutive common shares arising from the assumed exercise of outstanding stock options and warrants and conversion of the Series A redeemable convertible preferred stock, as if converted at the beginning of the period for both basic and diluted earnings per share.


   The following sets forth the computation of pro forma net income (loss) per share (unaudited):



                                                                      For the
                                                        For the     Three Months
                                                       Year Ended      Ended
                                                      December 31,   March 31,
                                                          2000          2001
                                                      ------------  ------------
Pro forma net income (loss):
  Net loss attributable to common stockholders....... $(3,792,926)  $   (66,657)
  Accretion of preferred stock to redemption value...     196,572       117,942
                                                      -----------   -----------
Pro forma net income (loss).......................... $(3,596,354)  $    51,285
                                                      ===========   ===========
Shares used in computing pro forma basic and diluted
 net income (loss) per share:
  Weighted average number of common shares
   outstanding.......................................  17,757,846    17,204,832
  Weighted average impact of assumed conversion of
   preferred stock at the beginning of the period....   5,774,778     5,774,778
                                                      -----------   -----------
Shares used in computing pro forma net income (loss)
 per share:
  Basic..............................................  23,532,624    22,979,610
                                                      ===========   ===========
  Diluted............................................  23,532,624    24,546,330
                                                      ===========   ===========
Pro forma net income (loss) per share:
  Basic.............................................. $     (0.15)  $      0.00
  Diluted............................................       (0.15)         0.00


   Potentially dilutive common shares of 2,204,946 related to the assumed exercise of the outstanding warrants and stock options were excluded from the pro forma diluted calculation because their effect was antidilutive for the year ended December 31, 2000.


4. Investments


   Cash and cash equivalents consist of the following:



                                               December 31,
                                          ----------------------
                                                                  March 31,
                                             1999       2000        2001
                                          ---------- ----------- -----------
Commercial paper......................... $      --  $ 9,873,425 $ 7,295,776
Cash and money market funds..............  1,143,763   4,894,792   5,231,815
Municipal notes and bonds................        --    4,020,506   8,525,336
                                          ---------- ----------- ---------------
                                          $1,143,763 $18,788,723 $21,052,927
                                          ========== =========== ===============


   Gross unrealized losses on commercial paper classified as cash equivalents at December 31, 1999, 2000 and March 31, 2001 were $0, $48,252 and $19,581, respectively.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


   Short-term investments at amortized cost, including accrued interest, and fair value:



                                                Gross      Gross
                                   Amortized  Unrealized Unrealized
December 31, 2000                    Cost       Gains      Losses   Fair Value
-----------------                 ----------- ---------- ---------- -----------
Corporate debt securities........ $ 5,891,216   $3,455    $(3,003)  $ 5,891,668
Commercial paper.................   4,927,402      --     (21,727)    4,905,675
                                  -----------  -------   ---------  -----------
                                  $10,818,618   $3,455   $(24,730)  $10,797,343
                                  ===========  =======   =========  ===========
                                                Gross      Gross
                                   Amortized  Unrealized Unrealized
March 31, 2001                       Cost       Gains      Losses   Fair Value
--------------                    ----------- ---------- ---------- -----------
Corporate debt securities........ $ 5,960,434  $28,090   $     --   $ 5,988,524
Municipal notes and bonds........   1,000,699      --          --     1,000,699
Commercial paper.................   2,499,115      --      (4,415)    2,494,700
                                  -----------  -------   ---------  -----------
                                  $ 9,460,248  $28,090   $ (4,415)  $ 9,483,923
                                  ===========  =======   =========  ===========


   There were no gross realized gains and losses for the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2001. All short-term investments held at December 31, 2000 and March 31, 2001 mature within one year.


5. Property and Equipment


   Property and equipment consist of the following:


                                                   December 31,
                               Estimated Useful ------------------- March 31,
                                 Life (Years)     1999      2000       2001
                               ---------------- -------- ---------- ----------
Computer equipment and
 software.....................         3        $ 71,278 $  158,372 $  425,259
Office furniture and
 equipment....................         5          11,389    188,786    241,037
Research and development
 equipment....................         5         179,321    700,329    809,907
Manufacturing equipment.......         5             --      34,968     34,969
Leasehold improvements........         *          14,393    352,901    352,901
Construction in progress......                    78,195    154,723    107,603
                                                -------- ---------- ----------
                                                 354,576  1,590,079  1,971,676
Less accumulated
 depreciation.................                    98,510    240,279    328,187
                                                -------- ---------- ----------
Property and equipment, net...                  $256,066 $1,349,800 $1,643,489
                                                ======== ========== ==========

--------
* Shorter of asset life or lease term.

   Depreciation expense was $15,911, $22,140 and $141,769 for the years ended December 31, 1998, 1999 and 2000, respectively. Depreciation expense for the three months ended March 31, 2000 and 2001 was $18,794 and $87,908, respectively.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


6. Accrued Expenses


   Accrued expenses consist of the following:



                                                      December 31,
                                                   ------------------- March 31,
                                                     1999      2000      2001
                                                   -------- ---------- ---------
Accrued stock compensation........................ $    --  $3,432,000 $    --
Accrued payroll and benefits......................   57,795    189,375  102,321
Accrued other.....................................   50,587      1,942   22,762
                                                   -------- ---------- --------
                                                   $108,382 $3,623,317 $125,083
                                                   ======== ========== ========


7. Preferred Stock


   Preferred stock, $0.01 par value, is issuable in series with rights and preferences designated by series. In June 1999, the Board of Directors designated 50,000 shares as Series A redeemable preferred stock and the Company granted a stockholder an option to purchase up to 50,000 shares of this series at an aggregate price of up to $50 million, subject to reduction for payments made pursuant to a licensing and development agreement. In July 2000, the option was terminated and the Company eliminated the series.


   In August 2000, the Board of Directors designated 650,000 shares as Series A redeemable convertible preferred stock ("Series A preferred stock"). Also, in August 2000, the Company sold 641,642 of these Series A shares to third-party investors at $53.74 per share for a total of $31,179,425 in cash, net of issuance costs of $3,302,416, including cash costs of $2,204,334 and the fair value of warrants in the amount of $1,098,082 issued in conjunction with the preferred stock offering. The carrying value of the Series A preferred stock is being accreted to the liquidation value on a straight-line basis through the first redemption date of August 2007.


   Series A preferred stockholders vote together with the common stockholders as a single class. Series A preferred stock is convertible into nine shares of common stock and is entitled to non-cumulative dividends when and if declared, at the annual rate of $4.30 per share. Holders of a majority of the outstanding Series A preferred stock may elect on and after August 8, 2007 to have the Company redeem all then outstanding Series A preferred stock at the issue price plus any accrued and unpaid dividends. On liquidation, the holders of the Series A preferred stock are entitled to a liquidation preference equal to the issue price plus all accrued and unpaid dividends. The Series A preferred stock outstanding will automatically be converted into shares of common stock upon the earliest of (1) the closing by the Company of a public offering raising gross proceeds of $20 million or more at an offering price per share greater than or equal to $11.94, (2) following completion of a public offering not triggering conversion under (1) above, the date on which the average closing price of the common stock has exceeded $11.94 for any 20 consecutive trading days, or (3) the receipt by the Company of a written consent of the holders of at least 66 2/3% of the Series A preferred stock then outstanding or conversion of at least 66 2/3% of the Series A preferred stock originally issued.


8. Warrants


   In connection with its issuance of the Series A preferred stock, the Company issued warrants to a third party to purchase up to 336,618 shares of the Company's common stock at an exercise price of $5.97 per share. The warrants expire on April 7, 2002.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


   The fair value of the warrants was determined using the Black-Scholes pricing model and $1,098,082 was recorded in equity as additional paid-in capital and as a discount on the preferred stock. The discount is being amortized to additional paid-in capital on a straight line basis through the first redemption date of August 2007.


9.Common Stock


   In 1998 and 1999, Bausch & Lomb Incorporated ("Bausch & Lomb") purchased 916,470 and 157,545 shares of common stock for $1,000,000 and $250,000, respectively. In April 1998, the Company gave Bausch & Lomb the right to pay license fees and royalties owed to the Company by transferring these shares of common stock back to the Company at their original purchase price, and Bausch & Lomb gave the Company the right to require payment of royalties due from Bausch & Lomb with such shares at such price. In June 2000, these agreements were terminated, and Bausch & Lomb sold all of these shares to the Company in consideration of the waiver of the payment of $1,000,000 in license maintenance fees and a $250,000 cash payment made in November 2000 by the Company. Bausch & Lomb continues to own 5,400,000 shares of common stock which it or one of its subsidiaries has held since 1992.


   In September 1999, the Company gave a shareholder a right to require the Company to repurchase over a period of years up to 1,800,000 shares at $1.11 per share. Prior to 2009, the Company had a right to purchase such shares at $1.60 with cash and a promissory note. In January 2000, the Company purchased 58,500 shares for cash at $1.11 per share. On June 15, 2000, the Company and the shareholder terminated this agreement and the Company purchased 1,381,500 shares at a price of $1.60 per share. The Company paid $150,000 in cash and $2,065,005 with an 8.75% promissory note due June 2001, collateralized by 1,287,945 shares of the Company's common stock. In August 2000, the Company paid the principal amount of the note, plus interest.


   In November 2000, the Company approved for issuance 280,800 shares of common stock to non-employees for services previously rendered. The shares of common stock were issued in January 2001. The Company recorded stock-based compensation expense of $3,432,000 for the year ended December 31, 2000.




10.Stock Option Plan


   In July 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan") under which up to 2,700,000 shares may be issued. The 1997 Plan provides for the grant of incentive stock options ("ISOs") as well as nonqualified options ("NSOs") to employees, directors and other individuals providing services to the Company. The Board of Directors determines the term of each option, exercise price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options and the vesting period over which each option is exercisable. The exercise price for ISOs and NSOs cannot be less than the fair market value per share of the underlying common stock on the date granted. The exercise price for ISOs and NSOs granted to holders of more than 10% of the voting stock of the Company cannot be less than 110% of the fair market value per share of the underlying common stock on the grant date. The term of ISOs and NSOs cannot exceed ten years, and the options typically vest over three to five years. The term of ISOs granted to holders of more than 10% of the voting stock of the Company cannot exceed five years.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


   A summary of the status of options granted to employees and directors under the Company's stock option plan as of December 31, 1998, 1999 and 2000 and changes during the years then ended is presented below:



                                 1998               1999                2000
                          ------------------ ------------------- -------------------
                                    Weighted            Weighted            Weighted
                                    Average             Average             Average
                                    Exercise            Exercise            Exercise
                           Shares    Price    Shares     Price    Shares     Price
                          --------- -------- ---------  -------- ---------  --------
Outstanding at beginning
 of period..............    859,500  $0.69     859,500   $0.69   1,350,900   $0.84
  Granted...............        --     --      626,400    1.00     872,550    4.62
  Exercised.............        --     --          --      --     (355,122)   0.85
  Canceled..............        --     --     (135,000)   0.69     (45,000)   0.69
                          ---------          ---------           ---------
Outstanding at end of
 period.................    859,500  $0.69   1,350,900   $0.84   1,823,328   $2.65
                          =========          =========           =========
Outstanding and
 exercisable at end of
 period.................    214,875  $0.69     429,750   $0.79     545,652   $0.84
Options available for
 future grant at end of
 period.................  1,750,500          1,304,100             521,550
Weighted average grant
 date fair value:
  Options granted at
   fair value...........             $ --                $0.39               $1.29
  Options granted at
   less than
   subsequently
   determined fair
   value................             $ --                $0.30               $1.48


   The following table summarizes information about stock options granted to our employees and directors outstanding at December 31, 2000:



                        Options Outstanding                Options Exercisable
              ------------------------------------------  -----------------------
                            Weighted Average   Weighted                 Weighted
 Exercise                      Remaining       Average                  Average
   Price        Number      Contractual Life   Exercise     Number      Exercise
 Per Share    Outstanding      (In Years)       Price     Exercisable    Price
 ---------    -----------   ----------------   --------   -----------   --------
   $0.69         451,125          6.71          $ 0.69      338,346      $0.69
    0.89         409,653          8.65            0.89      121,806       0.89
    1.33          90,000          8.86            1.33       85,500       1.33
    1.56         477,000          9.08            1.56          --         --
    2.78          45,000          9.33            2.78          --         --
    2.99         121,500          9.59            2.99          --         --
   12.22         229,050          9.84           12.22          --         --
               ---------                                    -------
$0.69-12.22    1,823,328          8.52          $ 2.65      545,652      $0.84
               =========                                    =======

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)






   The Company granted some options to employees of the Company at a price it subsequently deemed to be less than fair market value. Under APB 25, the Company recorded stock-based compensation expense of $0, $12,514 and $73,304 for the years ended December 31, 1998, 1999 and 2000, respectively, and $9,387 and $30,842 for the three months ended March 31, 2000 and 2001, respectively.


   During 1997, the Company granted 45,000 options to a non-employee. Under EITF 96-18, the Company recorded compensation expense of $15,206, $26,623 and $185,996 for the fiscal years ended December 31, 1998, 1999 and 2000, respectively, and $23,223 and $(39,296) for the three months ended March 31, 2000 and 2001, respectively.


   If compensation costs for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and net loss per share for the years ended December 31, 1998, 1999 and 2000 would have increased to the pro forma amounts shown below:



                                            For the Year Ended December 31,
                                            ---------------------------------
                                              1998       1999        2000
                                            ---------  ---------  -----------
Net loss attributable to common
 stockholders as reported.................. $(866,291) $ (93,671) $(3,792,926)
Pro forma net loss attributable to common
 stockholders .............................  (912,676)  (153,663)  (3,819,163)
Basic and diluted net loss per share as
 reported..................................     (0.05)     (0.00)       (0.21)
Basic and diluted pro forma net loss per
 share.....................................     (0.05)     (0.01)       (0.22)

   For purposes of the preceding pro forma analysis, the fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                            For the Year Ended December 31,
                                            ---------------------------------
                                              1998       1999        2000
                                            ---------  ---------  -----------
Expected option term (in years)............    --        5.63        5.55
Risk-free interest rate....................    --        5.71%       6.39%
Expected dividend yield....................    --        None        None


11. Commitments


   The Company leases its facilities under noncancelable operating lease agreements which expire through November 30, 2003. Under the terms of the facilities leases, the Company is obligated to pay its pro rata share of real estate taxes, utilities, insurance and common operating costs as well as base rents. The facilities leases contain renewal provisions.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


   Future minimum lease payments under noncancelable operating leases as of December 31, 2000 are as follows:



                                                                    December 31,
   Fiscal Year                                                          2000
   -----------                                                      ------------
   2001............................................................   $336,380
   2002............................................................    333,298
   2003............................................................    301,013
   2004............................................................        --
                                                                      --------
     Total minimum lease payments..................................   $970,691
                                                                      ========


   Rental expense associated with operating leases was $70,920, $90,449 and $318,630 for the years ended December 31, 1998, 1999 and 2000 and $66,738 and $81,525 for the three months ended March 31, 2000 and 2001, respectively.


   On February 9, 2001, the Company entered into a definitive agreement to purchase a 34,000 square foot facility for $4.5 million, under which it has made a $500,000 deposit. The Company currently expects this transaction to close in late 2001.


12. Income Taxes


   The components of the consolidated provision relating to continuing operations, which includes amounts currently payable and those deferred because of temporary and permanent differences between the financial statement and tax bases of assets and liabilities, for the year ended December 31, 1999 and 2000, were:



                                                                    For the
                                                                  Year Ended
                                                                 December 31,
                                                                ---------------
                                                                 1999    2000
                                                                ------ --------
Current:
  Federal...................................................... $  --  $662,501
  State........................................................    --   152,951
Deferred
  Federal......................................................    --  (623,530)
  State........................................................    --       --
                                                                ------ --------
Total.......................................................... $  --  $191,922
                                                                ====== ========


   At December 31, 1999 and 2000, the Company had federal and state net operating loss carryforwards ("NOL") of approximately $334,249 and $0, respectively, which expire at various dates through 2018. These net operating loss carryforwards may be used to offset future federal and state income tax liabilities. Based upon the Internal Revenue Code and changes in Company ownership, utilization of the NOL may be subject to an annual limitation.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


   The components of the Company's net deferred tax asset are as follows:


                                                           For the Year Ended
                                                              December 31,
                                                          ---------------------
                                                            1999        2000
                                                          ---------  ----------
Depreciation............................................. $  (4,564) $    3,748
Deferred revenue.........................................   508,917   1,331,423
Federal and state NOL....................................   129,454         --
Deferred stock compensation..............................       --    1,373,207
Other....................................................   123,820     260,084
                                                          ---------  ----------
 Total deferred tax asset................................   757,627   2,968,462
Valuation allowance......................................  (757,627) (2,344,932)
                                                          ---------  ----------
 Net deferred tax asset.................................. $     --   $  623,530
                                                          =========  ==========


   A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been recorded for the amount of the deferred tax asset that is uncertain of realization.




13. Agreements


 University of Kentucky Research Foundation ("UKRF")

   UKRF has granted the Company exclusive, worldwide rights to make, use, sell and sublicense products using certain United States and related foreign patents. The Company is required to pay royalties at various percentages of net sales or net royalties it receives on sales of products utilizing technology covered by patents licensed from UKRF. Under these agreements, the Company recorded royalty expense totaling $315,185, $496,164 and $355,817 for the fiscal years ended December 31, 1998, 1999 and 2000, respectively. The Company also recorded royalty expense of $45,859 and $59,648 for the three months ended March 31, 2000 and 2001, respectively.


   Two officers of the Company previously held academic positions at UKRF and pursuant to agreements between them and UKRF, a portion of the royalties paid to UKRF were paid to them as sub-royalties as follows: $93,074, $100,752 and $55,192 for the years ended December 31, 1998, 1999, and 2000, respectively.

 Strategic Collaborations

   In December 1992, the Company entered into a license and development agreement with Chiron Vision Corporation ("Chiron") with respect to the Company's first commercialized product, Vitrasert. Bausch & Lomb acquired Chiron in 1997. Under the terms of the agreement, Bausch & Lomb has exclusive worldwide rights to make, use and sell Vitrasert and other products utilizing the licensed patents for the treatment of conditions of the eye, for which the Company receives royalty payments on worldwide net sales. Bausch & Lomb may terminate the agreement without cause upon 180 days' written notice. Royalty payments earned from Bausch & Lomb were $638,005, $496,378 and $379,813 for the years ended December 31, 1998, 1999 and 2000, respectively, and $91,536 and $119,841 for the three months ended March 31, 2000 and 2001, respectively.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)




   In June 1999, the Company and Bausch & Lomb entered into a license and development agreement with respect to treatment of conditions of the eye. The Company granted Bausch & Lomb an exclusive, worldwide license to make, use and sell products for treatment of the eye based on the Company's patents and other technology. Bausch & Lomb agreed to fund the Company's costs related to the joint development of products for the treatment of diabetic macular edema, uveitis and age-related macular degeneration based on agreed-upon research and development plans and budgets, and pay the Company license and license maintenance fees and milestone payments.


   Effective January 1, 2001, the Company amended its June 1999 license and development agreement with Bausch & Lomb. Pursuant to this amendment, the Company assumed significantly increased responsibilities under the agreement. These responsibilities include conducting clinical trials for its products for the treatment of diabetic macular edema and age-related macular degeneration, providing materials for clinical trials and developing the capacity to serve as a second production facility for commercial-scale manufacturing of products.


   Based on the current budget at December 31, 2000, the total license fees, milestone payments and collaborative research and development payments will total $58 million. Bausch & Lomb will also pay the Company royalties based on net sales of licensed products. Bausch & Lomb may terminate this agreement without cause upon 90 days' written notice. The amounts of license fees and collaborative research and development and milestone payments received from Bausch & Lomb under this agreement, which have been recognized as revenue on a percentage of completion basis, were $0, $1,889,537 and $4,024,878 for the years ended December 31, 1998, 1999 and 2000, respectively, and $937,124 and $2,577,118 for the three months ended March 31, 2000 and 2001, respectively.









 Government Research Grants

   During 1998, 1999 and 2000 and the first quarter of 2001, the Company received federal government research grants to research and evaluate certain ophthalmic products. These research grants related to the second generation Vitrasert for the treatment of CMV retinitis, a device to aid in corneal transplants and a device to treat uveitis, and range from one to two years in length. Total grant proceeds were $476,602, $399,512 and $731,116 for the years ended December 31, 1998, 1999 and 2000, respectively, and $300,000 and $200,000 for the three months ended March 31, 2000 and 2001, respectively. Amounts remaining available to the Company under approved grants as of March 31, 2001 totaled approximately $650,000.


14. Related Party


   The Company is a party to license and development agreements with Bausch & Lomb. Bausch & Lomb is a stockholder of the Company, and its Chief Financial Officer is on the Company's board of directors. The Company recognized total revenue from Bausch & Lomb of $638,005, $2,385,915 and $4,404,691 for the years ended December 31, 1998, 1999, and 2000, respectively, and $1,028,660 and $2,696,959 for the three months ended March 31, 2000 and 2001, respectively.

                      CONTROL DELIVERY SYSTEMS, INC.

        (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


The Company had accounts receivable due from Bausch & Lomb of $99,111 and $1,596,000 as of December 31, 1999 and 2000, respectively, and $96,000 at March 31, 2001.


   In April 2000, the Company loaned $25,000 to an officer of the Company, collateralized by 13,500 shares of the Company's common stock at an annual rate of 8.0% due in 2002. As of December 31, 2000, $26,333 is included in other assets on the balance sheet. The note was repaid in the first quarter of 2001.


15. Employee Benefit Plans


   During 1997, the Company adopted a Salary Reduction Simplified Employee Pension Plan under Internal Revenue Code Section 408(k) for all employees with at least $3,000 in gross salaries. Participants may contribute up to a maximum of $6,000 of their gross salaries as annual compensation to the plan, subject to certain limitations. The Company matches employee contributions at a rate of 3% of their annual salary, up to a maximum of $6,000. Contributions to the Plan provided by the employees were $42,000, $50,335, $88,546 and $16,684 for the years ended December 31, 1998, 1999, 2000, and for the three months ended March 31, 2000, respectively. Additionally, contributions to the Plan provided by the Company were $22,952, $29,801, $38,995 and $8,451 for the years ended December 31, 1998, 1999 and 2000, and for the three months ended March 31, 2000, respectively. As of January 1, 2001, the Company and its employees have stopped contributing to this plan.




   Effective January 1, 2001, the Company established a savings plan for its employees which is designated to be qualified under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction, subject to statutory and plan limits. The Company matches 100% of the employee contributions up to 5% of each employee's qualified compensation. Contributions to the Plan provided by the employees were $61,892 for the three months ended March 31, 2001. Additionally, contributions to the Plan provided by the Company was $37,204 for the three months ended March 31, 2001.


16. Subsequent Events


   In June 2001, the Company's board of directors approved the 2001 Incentive Plan, which will become effective upon approval by the Company's stockholders. A total of 2,700,000 shares of common stock have been reserved for issuance under this plan. The plan terminates in June 2011, unless terminated earlier by the Company's board of directors.


   In June 2001, the Company's board of directors approved the Employee Stock Purchase Plan, which will be submitted for approval to the Company's stockholders prior to the IPO. The plan authorizes the issuance of up to a total of 270,000 shares of common stock to participating employees.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Note Regarding Forward-Looking Statements................................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data ....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  27
Management...............................................................  40
Related Party Transactions...............................................  47
Principal Stockholders...................................................  48
Description of Capital Stock.............................................  50
Shares Eligible for Future Sale..........................................  53
Underwriting.............................................................  55
Validity of Common Stock.................................................  58
Experts..................................................................  58
Where You Can Find More Information About Us.............................  58
Index to Consolidated Financial Statements............................... F-1


  Until       , 2001 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.


Control Delivery Systems, Inc.

[LOGO]
[LOGO OF CDS APPEARS HERE]

5,400,000 Shares


Common Stock


Deutsche Banc Alex. Brown

Banc of America Securities LLC

SG Cowen

Prospectus

      , 2001

-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.



   SEC registration fee............................................  $   24,425
   NASD filing fee.................................................       9,815
   Nasdaq National Market listing fee..............................      95,000
   Printing........................................................     125,000
   Legal fees and expenses.........................................     435,000
   Accounting fees and expenses....................................     285,000
   Transfer agent and registrar fees...............................      15,000
   Miscellaneous...................................................      10,760
                                                                     ----------
     Total.........................................................  $1,000,000
                                                                     ==========


Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the Delaware General Corporation Law, the certificate of incorporation of the Registrant provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time the liability is determined. As permitted by the Delaware General Corporation Law, the certificate of incorporation of the Registrant also provides that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

   The Registrant has obtained policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts, including claims relating to public securities matters and (b) to the Registrant with respect to payments which may be made by the Registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.


   The Underwriting Agreement provides for the indemnification of officers and directors of the Registrant by the Underwriters against some types of liability.

   In addition, the Registrant has entered into an indemnification agreement with each of its directors which requires the Registrant to indemnify the director in certain circumstances and provides procedures that govern the indemnification.


Item 15.  Recent Sales of Unregistered Securities.

   We have sold and issued the following unregistered securities in the past three years:

   On June 9, 1999, we issued to one investor an option to purchase 50,000 shares of a series of our preferred stock which we have since eliminated in connection with a licensing and development agreement. This option was never exercised and has since been terminated.

   On the dates indicated below, we issued the indicated number of shares of common stock to one investor, for aggregate consideration of $1,250,000.


     Date of Issuance                                           Number of Shares
     ----------------                                           ----------------
     April 15, 1998............................................     367,200
     June 10, 1998.............................................     225,900
     September 10, 1998........................................     183,240
     December 10, 1998.........................................     140,130
     February 10, 1999.........................................     157,545


   On August 8, 2000, we issued 641,642 shares of Series A convertible preferred stock to 45 investors for aggregate consideration of $34,481,841.

   On August 8, 2000, we issued warrants to purchase 336,618 shares of our common stock at a purchase price of $5.97 per share to the placement agent for our Series A convertible preferred stock financing in exchange for services.


   In the period from January 1, 1998 through June 15, 2001, we have granted options to purchase an aggregate of 2,003,400 shares of common stock to a number of our employees, directors and consultants. We have not received consideration from any grantee of any of our options. As of this date, options to purchase 355,122 shares have been exercised for an aggregate consideration of $337,057.


   On November 3, 2000, we granted to three consultants the right to receive an aggregate of 280,800 shares of common stock on January 2, 2001, in exchange for services rendered. These shares were issued on January 2, 2001.


   We intended that the above issuances of our securities be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, we intended that the issuances of options to purchase our common stock be exempt from registration under the Securities Act in reliance upon Rule 701 and/or Section 4(2) promulgated under the Securities Act. The recipients of securities in each transaction described above represented to us their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution. We affixed appropriate legends to the share certificates, warrants and options issued in the transactions described above. We believe that all recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits. The following exhibits are filed as part of this registration statement:



  Number                               Description
  ------                               -----------
  1.1*    Form of Underwriting Agreement.

  3.1     Form of Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2     Form of Amended and Restated By-laws of the Registrant.

  3.3     Form of Specimen Certificate for Common Stock of the Registrant.

  4.1     Warrant to Purchase Common Stock.

  5.1*    Opinion of Ropes & Gray.

 10.1**   Registration Rights Agreement dated as of August 8, 2000 among the
          Registrant, the Investors (as defined therein) and the Stockholders
          (as defined therein).

 10.2**   1997 Stock Option Plan.

 10.3**   Lease, dated as of November 15, 1999, between the Registrant and Rita
          A. Cannistraro, as Trustee of Metro Realty Trust.

 10.4+** License Agreement, dated as of October 20, 1991, by and between the University of Kentucky Research Foundation and the Registrant, including amendment.

 10.5+** License Agreement, dated as of October 31, 1995, by and between the University of Kentucky Research Foundation and the Registrant.

 10.6+** License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.7+** License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.8+** License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.9+** License Agreement, dated as of December 31, 1992, by and between the Registrant and Chiron Vision Corporation (f/k/a Chiron IntraOptics,
          Inc.), including amendments 1-4.

 10.10+ License Agreement, dated as of June 9, 1999, between the Registrant and Bausch & Lomb Incorporated.

 10.11+** Amendment to Exhibit 10.10, effective as of January 1, 2001.

 10.12** Preferred Stock Purchase Agreement, dated as of August 8, 2000, among the Registrant and the Investors (as defined therein).

 10.13    2001 Incentive Plan.

 10.14*   Form of Employment Agreement between the Registrant and each of Paul
          Ashton, Thomas Smith and Michael Soja.

 10.15 Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's directors.

 21.1**   Subsidiaries of the Registrant.

 23.1     Consent of PricewaterhouseCoopers LLP.

 23.2*    Consent of Ropes & Gray (included in Exhibit 5.1).

 24.1     Power of Attorney (included in signature page).

--------

*  To be filed by amendment.


** Previously filed.


+ The Registrant requests confidential treatment for portions of this exhibit. An unredacted version of this exhibit has been filed separately with the Commission.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 15th of June, 2001.


                                        CONTROL DELIVERY SYSTEMS, INC.

                                        By:       /s/ Paul Ashton
                                           -------------------------------------
                                                       Paul Ashton
                                                 Chief Executive Officer



   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2001.



               Signature                                      Title
               ---------                                      -----

            /s/ Paul Ashton             Chief Executive Officer, President, Secretary and
 ______________________________________  Director
              Paul Ashton

          /s/ Michael J. Soja           Chief Financial Officer (Principal Financial and
 ______________________________________  Accounting Officer)
            Michael J. Soja

          /s/ William S. Karol          Director
 ______________________________________
            William S. Karol

                   *                    Chairman of the Board of Directors
 ______________________________________
            Thomas J. Smith

                   *                    Director
 ______________________________________
             Alan L. Crane

                   *                    Director
 ______________________________________
          Stephen C. McCluski

                   *                    Director
 ______________________________________
            James L. Currie


   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Paul Ashton or Thomas J. Smith, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.



                  Signature                                        Title
                  ---------                                        -----

               /s/ Michael J. Soja           Chief Financial Officer (Principal Financial and
   ___________________________________________Accounting Officer)
                 Michael J. Soja

              /s/ William S. Karol           Director
   ___________________________________________
                William S. Karol

 * By:     /s/ Paul Ashton
     _______________________________________
     Paul Ashton, attorney-in-fact, pursuant
     to
     powers of attorney previously filed as
     part
     of this registration statement.

                                 EXHIBIT INDEX


  Number                               Description
  ------                               -----------
  1.1*    Form of Underwriting Agreement.

  3.1     Form of Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2     Form of Amended and Restated By-laws of the Registrant.

  3.3     Form of Specimen Certificate for Common Stock of the Registrant.

  4.1     Warrant to Purchase Common Stock.

  5.1*    Opinion of Ropes & Gray.

 10.1**   Registration Rights Agreement dated as of August 8, 2000 among the
          Registrant, the Investors (as defined therein) and the Stockholders
          (as defined therein).

 10.2**   1997 Stock Option Plan.

 10.3**   Lease, dated as of November 15, 1999, between the Registrant and Rita
          A. Cannistraro, as Trustee of Metro Realty Trust.

 10.4+** License Agreement, dated as of October 20, 1991, by and between the University of Kentucky Research Foundation and the Registrant, including amendment.

 10.5+** License Agreement, dated as of October 31, 1995, by and between the University of Kentucky Research Foundation and the Registrant.

 10.6+** License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.7+** License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.8+** License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.9+** License Agreement, dated as of December 31, 1992, by and between the Registrant and Chiron Vision Corporation (f/k/a Chiron IntraOptics,
          Inc.), including amendments 1-4.

 10.10+ License Agreement, dated as of June 9, 1999, between the Registrant and Bausch & Lomb Incorporated.

 10.11+** Amendment to Exhibit 10.10, effective as of January 1, 2001.

 10.12** Preferred Stock Purchase Agreement, dated as of August 8, 2000, among the Registrant and the Investors (as defined therein).

 10.13    2001 Incentive Plan.

 10.14*   Form of Employment Agreement between the Registrant and each of Paul
          Ashton, Thomas Smith and Michael Soja.

 10.15 Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's directors.

 21.1**   Subsidiaries of the Registrant.

 23.1     Consent of PricewaterhouseCoopers LLP.

 23.2*    Consent of Ropes & Gray (included in Exhibit 5.1).

 24.1     Power of Attorney (included in signature page).

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*  To be filed by amendment.


** Previously filed.


+ The Registrant requests confidential treatment for portions of this exhibit. An unredacted version of this exhibit has been filed separately with the Commission.